Exhibit 2.1

NEON SYSTEMS, INC.

as NEON

and

NEON SYSTEMS QUÉBEC INC.

as SUBCO 1

and

NEON SYSTEMS CANADA INC.

as MERGER SUB

and

INNERACCESS TECHNOLOGIES INC.

as INNERACCESS

and

GESTIONS RENÉ CAUCHON INC., 9141-9531 QUÉBEC INC.
and 9095-7747 QUÉBEC INC.

as the MERGING SHAREHOLDERS

and

RENÉ CAUCHON, ROBERT DINAN, JEAN-DANIEL BÉGIN and GUY FORTIN

as the PRINCIPALS of the Merging Shareholders and InnerAccess

COMBINATION AGREEMENT

May 28, 2004

i

ADDENDA

COMBINATION AGREEMENT

Combination Agreement dated May 28, 2004 (the “Agreement”), among Neon Systems, Inc., a Delaware corporation (“Neon”), NEON Systems Québec Inc., a newly formed Québec corporation (“Subco 1”), Neon Systems Canada Inc., a newly formed Québec corporation (“Merger Sub”), InnerAccess Technologies Inc., a corporation incorporated under the laws of the Province of Québec (“InnerAccess”), Gestions René Cauchon Inc., 9141-9531 Québec Inc. and 9095-7747 Québec Inc., all corporations organized under the laws of the Province of Québec (collectively, the “Merging Shareholders”) and René Cauchon, Robert Dinan, Jean-Daniel Bégin and Guy Fortin, the principal shareholders of InnerAccess through their ownership of the shares of the Merging Shareholders (collectively, the “Principals”).

RECITALS:

WHEREAS, the board of directors of each of Neon, Subco 1, Merger Sub, InnerAccess and of the Merging Shareholders (i) have determined that it is fair, advisable and in the best interests of Neon, Subco 1, Merger Sub, InnerAccess and the Merging Shareholders, respectively, and their respective stockholders, to enter into an amalgamation whereby Merger Sub, InnerAccess and the Merging Shareholders will amalgamate upon the terms and subject to the conditions set forth herein (the “Transaction”), and (ii) have approved and adopted this Agreement, the Transaction and the other transactions contemplated hereby; and

WHEREAS, this Agreement, when executed by all of the parties hereto, will be submitted for the approval of the shareholders of InnerAccess for approval of the Transaction by by-law at a special general meeting of InnerAccess’ shareholders duly called in accordance and in compliance with the provisions of the Companies Act (Québec) (the “Québec Act”), InnerAccess’ governing documents and any agreement between InnerAccess’ shareholders (“InnerAccess Meeting”).

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                   Defined Terms.

As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference:

“Action” shall mean any action, claim, suit, litigation, proceeding, arbitral action, governmental audit, criminal prosecution, governmental investigation or unfair labour practice charge or complaint.

“Affiliate” shall have the meaning set forth in the Canada Business Corporations Act, as amended, and the rules and regulations thereunder.

“Amalco” shall mean NEON Systems Canada Inc., the company resulting from the amalgamation under Part IA of the Québec Act of InnerAccess, the Merging Shareholders and Merger Sub as contemplated in this Agreement.

“Amalgamation” shall mean the amalgamation of InnerAccess, the Merging Shareholders and Merger Sub pursuant to Part IA of the Québec Act and in accordance with the terms and conditions of this Agreement.

“Assets” shall mean all of the referenced party’s right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and wherever located and constituting, or used or useful in connection with, or related to, the Business of the referenced party or in which the referenced party has any interest, including without limitation all of such referenced party’s right, title and interest in the following: all accounts and notes receivable (whether current or non-current), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of the referenced party; all cash and cash equivalents held by the referenced party; all equity interests in other entities held by the referenced party; all Contract Rights; all Leases; all Leasehold Estates; all Leasehold Improvements; all Fixtures and Equipment; all Inventory; all Books and Records; all Proprietary Rights relating to the Business of the referenced party; all Permits, all Insurance Policies; all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business of the referenced party; all rights under or pursuant to all warranties, representations and guarantees made by or in connection with the Assets or services furnished to the referenced party pertaining to its Business or affecting the Assets of such referenced party; all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with services performed or products delivered by the referenced party on or prior to the Closing Date; and the goodwill of the referenced party and its Business.

“Books and Records” shall mean, (a) all records and lists of the referenced party pertaining to the referenced party, its business, assets and personnel, (b) all product, business and marketing plans of the referenced party and (c) all books, ledgers, files, reports, plans, tax returns, source codes, drawings and operating records of every kind maintained by the referenced party or on behalf of the referenced party by its agents, accountants, investment bankers, marketing firms, headhunting or placement firms, attorneys and other representatives, including the originals of its minute books.

“Business” shall mean all of the referenced party’s current operations and business, wherever carried on.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or any day on which banks are authorized or required to close in Toronto, Ontario.

“Canadian Dollar Exchange Rate” shall mean the amount of dollars in the lawful currency of Canada that would be required to buy such amount of dollars in the lawful currency of the United States using the Bank of Canada’s closing spot rate on a particular day and if that day is not a Business Day, on the immediately preceding Business Day.

“Cash Consideration” shall mean the payment by Amalco of cash consideration of US$0.174 per each Amalco Class A Redeemable Share redeemed as contemplated in this Agreement.

“Closing” shall have the meaning ascribed to such term in Section 2.1(2) of this Agreement.

“Closing Date” shall mean as soon as practicable after the completion of the InnerAccess Meeting or such other date as may be mutually agreed upon by the parties but in any event no later than June 30, 2004.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license agreement, instrument, obligation or commitment to which the referenced party is a party or is bound, whether oral or written including the contracts listed in the relevant Disclosure Schedules.

“Contract Rights” shall mean all of the referenced party’s rights and obligations under the Contracts including, without limitation, those Contracts listed on the Disclosure Schedule.

“Copyrights” shall mean registered copyrights, copyright applications and unregistered copyrights of the referenced party.

“Court Order” shall mean any judgement, decision, consent decree, injunction, ruling or order of any federal, provincial or local court or governmental agency, department or authority that is binding on a specified person, persons, entity or entities or its or their property under applicable law.

 “Damages” shall mean damages, Liabilities, losses, Taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing).

“Default” shall mean (1) a material breach of or default under a document, instrument or other writing referenced herein, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach of or default under a document, instrument or other writing referenced herein, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, re-negotiation or acceleration under a document, instrument or other writing referenced herein.

“Disclosure Schedule” shall mean a Schedule executed and delivered by the referenced party and attached hereto as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article 3 or 4 hereof and certain other information called for by this Agreement.  Unless otherwise specified or the context otherwise requires, each reference in this Agreement to any numbered Schedule is a reference to that numbered Schedule which is included in the Disclosure Schedule.  An item disclosed in a numbered Schedule shall be deemed to have been disclosed in respect of all Schedules in which such item is referenced in the Disclosure Schedule.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement or other similar right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Law” shall have the meaning ascribed to such term in Section 3.32 to this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect as of the date hereof.

“Facility Leases” shall mean all of the leases described on the referenced party’s Disclosure Schedule.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, machinery, spare parts, supplies, equipment and other tangible personal property owned by the referenced party and used in connection with the Business of such party, wherever located and including any such Fixtures and Equipment in the possession of any of such party’s employees, contractors, customers, vendors, affiliates or representatives, including all warranty rights with respect thereto.

“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above.

“InnerAccess” except where otherwise specifically mentioned, shall mean InnerAccess Technologies Inc., a corporation incorporated under Part IA of the Québec Act, and all of its Subsidiaries.

“InnerAccess Securityholders” shall mean the InnerAccess Shareholders and those individuals and entities identified as holders of InnerAccess Special Warrants on Schedule 1.1(A) hereto.

“InnerAccess Shares” shall mean all of the issued and outstanding shares in the capital of InnerAccess as at the Closing Date.

“InnerAccess Shareholders” shall mean those individuals and entities identified as such on Schedule 1.1(A) hereto.

“InnerAccess Special Warrants” shall mean the Québec Special Warrants and the Second Tranche Special Warrants as set forth in Schedule 1.1(B).

“Insurance Policies” shall mean the insurance policies purchased by or on behalf of the referenced party in respect of its Assets and its Business listed on the Disclosure Schedule.

“Inventory” shall mean all of the referenced party’s inventory held for resale and all of the referenced party’s work in process, finished products and similar items with respect to the Business of the referenced party, in each case wherever the same may be located.

“Knowledge of Neon” shall mean the actual knowledge of any member of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or Vice President and General Counsel of Neon or such knowledge that could be learned by any such individual upon reasonable cursory investigation.

“Knowledge of InnerAccess” shall mean the actual knowledge of the Principals, the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or any Vice President (or person occupying an equivalent office) of InnerAccess and each of the Merging Shareholders or such knowledge that could be learned by any such individual upon reasonable cursory investigation.

“Leased Real Property” shall mean all leased offices, improvements, administration buildings, and all real property and related facilities that are identified or listed on the referenced party’s Disclosure Schedule attached hereto.

“Leasehold Estates” shall mean all of the referenced party’s rights and obligations as lessee under the Leases.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by the referenced party.

“Leases” shall mean all of the existing leases with respect to the personal or real property of the referenced party, including, without limitation, those leases listed on the Disclosure Schedule.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“Material Adverse Effect” or “Material Adverse Change” shall mean with respect to a referenced party, its Business or Assets, any material adverse effect or change in the Business, operations or capital of such party, or any event or condition that would, with the passage of time, constitute a “Material Adverse Effect” or “Material Adverse Change.”

“Merging Shareholders” shall mean collectively Gestions René Cauchon Inc., 9141-9531 Québec Inc. and 9095-7747 Québec Inc., each a corporation organized under Part IA of the Québec Act and respectively holding 3,825,000, 3,825,000 and 1,000,003 Class A shares of InnerAccess.

“Merger Sub” shall mean NEON Systems Canada Inc., incorporated under Part IA of the Québec Act as a wholly-owned direct Subsidiary of Subco 1.

“Neon Common Stock” shall mean the common stock, par value $.01 per share, of Neon.

“Neon Consideration Stock” shall mean the Neon Common Stock transferred upon redemption of and as consideration for the Amalco Class B Redeemable Shares as contemplated under this Agreement.

“Neon Disclosure” shall mean all of the disclosure relating to Neon, as provided by Neon, to be delivered by InnerAccess to the InnerAccess Securityholders as a schedule to the notice of the InnerAccess Meeting to be sent to InnerAccess Shareholders to approve the Transaction and to the InnerAccess Securityholders for information purposes.

“Ordinary course of business” or “ordinary course” or any similar phrase shall mean the ordinary course of the Business consistent with the referenced party’s past practice.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, provincial or local, or any other person, necessary for the present or currently anticipated conduct of, or relating to the operation of the Business of the referenced party.

“Permitted Lien” shall mean: (i) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business for amounts not yet due or which are listed in the Disclosure Schedule as being contested in good faith by appropriate proceedings, (ii) liens for Taxes, assessments and governmental charges not yet due or due but for which notice of assessment has not been given or any Taxes, assessments and governmental charges which are listed in the Disclosure Schedule as being contested in good faith by appropriate proceedings, (iii) liens to secure performance of statutory obligations, (iv) any lien securing any purchase money indebtedness incurred in the ordinary course of business and reflected in the referenced party’s financial statements, (v) liens of lessors under Leases, (vi) undetermined or inchoate liens, charges and privileges incidental to current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon the referenced party pursuant to law or which relate to obligations not due or delinquent, and (vii) security given in the ordinary course of business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the business of the referenced party, other than security for borrowed money.

The term “person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or governmental body.

“Principals” shall mean collectively the individual principal shareholders of each of the Merging Shareholders, namely, René Cauchon, Robert Dinan, Jean-Daniel Bégin and Guy Fortin.

“Proprietary Rights” shall mean all Copyrights, Trademarks, patents, patent applications, technology rights and licenses, computer software (including without limitation any source or object codes therefor and all documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights of a referenced party. “Proprietary Rights” includes, without limitation, all rights in and to the products listed in the Disclosure Schedule of InnerAccess.

“QSA” shall mean the Securities Act (Quebec).

“Québec Act” shall mean the Companies Act (Québec).

“Québec Special Warrants” shall mean the issued and outstanding 1,348,000 special warrants of InnerAccess issued on September 15, 2000.

“Québec Warrants” shall mean the InnerAccess warrants issuable upon the exercise of the Québec Special Warrants.

“Redeemable Preferred Shares” shall mean the Amalco Class A Redeemable Shares and Amalco Class B Redeemable Shares having attached thereto the rights, privileges, restrictions and conditions set forth in Schedule 1.1(C).

“Regulations” shall mean any applicable laws, statutes, ordinances, regulations, rules, court decisions, principles of law and orders of any foreign, federal, provincial or local government and any other governmental department or agency, including without limitation all Tax Acts, Environmental Laws, zoning, building and health codes, and occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Second Tranche Special Warrants” shall mean the issued and outstanding 1,800,000 special warrants of InnerAccess issued on October 25, 2000 and November 29, 2000 to subscribers resident outside the province of Québec.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect as of the date hereof.

“Share Consideration” shall mean the payment by Amalco of 0.02952 of a share of Neon Common Stock per each Amalco Class B Redeemable Share redeemed as contemplated in this Agreement.

“Subco 1” shall mean NEON Systems Québec Inc., incorporated under Part IA of the Québec Act as a wholly-owned direct Subsidiary of Neon.

“Subsidiary” shall mean a subsidiary within the meaning of the Québec Act.

“Tax” shall mean all governmental taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, VAT, goods and services, ad valorem, transfer, franchise, profits, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto by any taxing authority (domestic or foreign) and shall include any such or other amounts payable by a person pursuant to any Regulation for failing to withhold, deduct and remit to the proper authorities any amounts.  Without limiting the generality of the foregoing, “Taxes” shall include all taxes payable pursuant to the Tax Acts, all Canada Pension Plan, Québec Pension Plan and Employment Insurance Premiums.

“Tax Acts” shall mean the Income Tax Act (Canada) and the Taxation Act (Québec) all as amended from time to time.

“Trademarks” shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

 “U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect as of the date hereof.

“Walkby Wireless” shall mean Walkby Wireless inc., a corporation organized under the Canada Business Corporations Act that is a Subsidiary of InnerAccess.

Section 1.2                                   Other Defined Terms.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term

Amalco Common Shares	Section 2.1(1)(j)(iv)
Amalco Class A Redeemable Shares	Section 2.1(1)(j)(iv)
Amalco Class B Redeemable Shares	Section 2.1(1)(j)(iv)
AMF	Section 2.1(1)(d)
Approval	Section 4.5(1)(c)
Audited Balance Sheet	Section 3.13(1)
Buyer Indemnified Party	Section 8.1
Buyer Indemnified Parties	Section 8.1
Closing	Section 2.1(2)
CRA	Section 3.28(b)
Customers	Section 3.25
Customer Contracts of InnerAccess	Section 3.27(3)(o)
Customer Software	Section 3.27(2)(c)(ii)
Disposition	Section 10.13
Distributor	Section 3.27(1)(c)
Employee Program	Section 3.29(9)(a)
Employment Agreement	Section 7.10
Facility Leases	Section 3.11(2)
Financial Statements	Section 3.13(1)
General Claims	Section 8.1(c)
Hazardous Material	Section 3.32(4)
Hazardous Waste	Section 3.32(4)
Indemnified Party	Section 8.5(1)
Indemnifying Party	Section 8.5(1)
Individual Representations	ARTICLE 3
InnerAccess	Recitals and
Section 3.32(4)
InnerAccess Meeting	Recitals
InnerAccess Software	Section 3.27(2)(c)(ii)
Intangibles	Section 3.27(1)(b)
Leased Real Property	Section 3.11(2)
License Agreement	Section 3.27(2)(b)
Lock-Up Period	Section 10.13
Material Contracts of InnerAccess	Section 3.15(1)
Merger Sub	Recitals
Merging Shareholders	Recitals
Neon	Recitals
Neon Financial Statements	Section 4.3(1)

Neon SEC Documents	Section 4.3(1)
Neon Securities	Section 10.13
Non-Resident	Section 3.28(b)
Other Software	Section 3.27(2)(c)(iii)
Owned Software	Section 3.27(2)(c)(i)
Ownership Claims	Section 8.1(a)
Pre-Closing Steps	Section 2.1
Principal Indemnified Parties	Section 8.3
Principal Indemnified Party	Section 8.3
Principals	Recitals
Proceeding	Section 8.5(2)
Registration Rights Agreement	Section 6.10
Registrations	Section 3.27(2)(a)
Releasees	Section 10.12
Restricted Period	Section 3.35(d)(i)
Software	Section 3.27(1)(a)
Source Code Agreement	Section 3.27(2)(b)
SRED Tax Credits	Section 3.28(d)
Subco 1	Recitals
Tax Claims	Section 8.1(b)
Tax Returns	Section 3.28(a)
Third Party License Agreement	Section 3.27(2)(b)
Transaction	Recitals
Transmittal Letter	Section 2.1(1)(j)(v)(D)
U.S. Person	Section 3.35(a)
Unaudited Balance Sheet	Section 3.13(1)

ARTICLE 2
COMBINATION

Section 2.1                                   Pre-Closing Steps.

(1)                                  As soon as practicable after the date hereof, but in any event prior to the Closing Date, the parties hereto shall have caused the following actions to have occurred (the “Pre-Closing Steps”):

(a)                                  Neon shall incorporate under Part IA of the Québec Act a wholly-owned Subsidiary, namely Subco 1, whose authorized capital shall consist of an unlimited number of common shares having no par value, and Subco 1 shall incorporate under Part IA of the Québec Act a wholly-owned Subsidiary, namely Merger Sub, whose authorized capital shall consist of an unlimited number of common shares having no par value;

(b)                                 Immediately before the moment that precedes the Amalgamation, Neon shall subscribe for 1,000 common shares of Subco 1 in consideration for US$2,400,000 in cash and pursuant to the written direction of Subco 1 the issuance by Neon to Merger Sub of 407,123 shares of Neon Common Stock; Subco 1 shall add to the issued and paid up capital account of its common shares an amount equal to the Canadian dollar equivalent (calculated at the Canadian Dollar Exchange Rate on the day prior to the Closing Day) of the sum of US$2,400,000 and the product obtained by multiplying the closing price per share of the Neon Common Stock (on the Nasdaq Stock Market on the last trading day before the Closing Date) by the 407,123 shares of Neon Common Stock issued by Neon to Merger Sub; and Neon shall file with the appropriate securities regulatory authorities all applicable notices and forms required to be filed in connection with such issuance of Neon Common Stock;

(c)                                  Immediately prior to the Amalgamation, Subco 1 shall subscribe for 1,000 common shares of Merger Sub in consideration for US$2,400,000 in cash and the 407,123 shares of Neon Common Stock issued by Neon to Merger Sub upon the written direction of Subco 1; Merger Sub shall add to the issued and paid up capital account of its common shares an amount equal to the Canadian dollar equivalent (calculated at the Canadian Dollar Exchange Rate on the day prior to the Closing Day) of the sum of US$2,400,000 and the product obtained by multiplying the closing price per share of the Neon Common Stock (on the Nasdaq Stock Market on the last trading day before the Closing Date) and the 407,123 shares of Neon Common Stock received by Merger Sub; and Subco 1 shall file with the appropriate securities regulatory authorities all applicable notices and forms required to be filed in connection with such transfer of Neon Common Stock;

(d)                                 Neon shall, or shall cause Merger Sub to, file with the Autorité des marchés financiers (the “AMF”) a notice pursuant to Section 50 of the Securities Act (Québec) (the “QSA”) relating to the issuance of the Redeemable Preferred Shares and the transfer of the Neon Consideration Stock to be transferred to the former InnerAccess Securityholders resident in Québec upon the redemption of the Amalco Class B Redeemable Shares and an application under Section 263 of the QSA requesting an order or decision of the AMF exempting Amalco from the registration requirements of the QSA in connection with the transfer of the Neon Consideration Stock upon redemption of the Amalco Class B Redeemable Shares and permitting the former InnerAccess Securityholders resident in Québec to trade on a market outside of Canada the Neon Consideration Stock received by the former InnerAccess Securityholders upon redemption of the Amalco Class B Redeemable Shares, and Neon shall, or shall cause Merger Sub to, use its best efforts to address and satisfy any comments or issues raised by the AMF in respect of such notice and application, respectively, and to resolve all such comments and issues as soon as reasonably practical;

(e)                                  Neon shall, or shall cause Merger Sub to, file all other notices and applications with all other appropriate securities regulatory authorities as may be necessary in connection with the issuance and transfers of Neon Common Stock described in (b), (c) and (d) above;

(f)                                    InnerAccess shall have obtained from the AMF an exemption from the requirement for the Transaction and such other transactions contemplated by this Agreement to comply with Part 4 of AMF Policy Statement Q-27 regarding the protection of minority securityholders in the course of certain transactions;

(g)                                 Subject to the approval by the InnerAccess Shareholders of the by-law approving the Amalgamation as contemplated by this Agreement, InnerAccess shall reduce the paid-up capital of the InnerAccess Shares to an amount equal to Cdn$1.00 and such reduction shall be effected by reducing InnerAccess’ stated capital by the amount necessary to reduce it to Cdn$1.00 and crediting the same amount to InnerAccess’ contributed surplus;

(h)                                 Neon, the Merging Shareholders, and the Principals shall have entered into a Voting Agreement in the form attached hereto as Schedule 2.1(1)(h), whereby subject to the terms of such Voting Agreement the Merging Shareholders shall agree to vote in favour of the Transaction in any shareholder vote required under the laws of the Province of Québec;

(i)                                     InnerAccess shall have called the InnerAccess Meeting to approve the Transaction and the by-law of amalgamation approving the Transaction shall have been confirmed by the InnerAccess Shareholders in accordance with the Québec Act;

(j)                                     InnerAccess, Merger Sub and each of the Merging Shareholders shall amalgamate by entering into an amalgamation agreement, in the required form, which amalgamation agreement shall be consistent with the terms and subject to the conditions of this Agreement, to form Amalco, with the effect described below unless and until otherwise determined in the manner required by law or by Amalco, its directors or shareholders, and the following provisions shall apply:

(i)                                     Name.  The name of Amalco shall be NEON Systems Canada Inc.

(ii)                                  Registered Office.  The registered office of Amalco shall be 1155 René Lévesque Blvd. West, 40th Floor, Montréal, Québec, Canada H3B 3V2;

(iii)                               Business and Powers.  There shall be no restrictions on the business that Amalco may carry on or on the powers it may exercise;

(iv)                              Authorized Share Capital.  Amalco shall be authorized to issue an unlimited number of common shares (the “Amalco Common Shares”) having a par value (the “Amalco Common Share Par Value”) equal to the difference between (x) the sum of (I) the aggregate paid-up capital of the InnerAccess Shares (less the amount of such paid-up capital attributed to the InnerAccess Shares held by the Merging Shareholders immediately prior to the Closing); (II) the aggregate paid-up capital of all of the classes of shares of Merger Sub immediately prior to the Closing; (III) the aggregate paid-up capital of all classes of shares of the Merging Shareholders immediately prior to the Closing; and (y) the aggregate total amount of the Amalco Class A Redeemable Share Par Value (defined below) and Amalco Class B Redeemable Share Par Value (defined below) for all such Redeemable Preferred Shares issued and outstanding prior to the redemption of such Redeemable Preferred Shares as provided for herein, an unlimited number of redeemable Class A preferred shares (the “Amalco Class A Redeemable Shares”) having a par value (the “Amalco Class A Redeemable Share Par Value”) equal to the Canadian dollar equivalent of US$0.174 (calculated at the Canadian Dollar Exchange Rate on the day prior to the Closing Date), an unlimited number of redeemable Class B preferred shares (the “Amalco Class B Redeemable Shares”) having a par value (the “Amalco Class B Redeemable Share Par Value”) equal to the Canadian dollar equivalent of the product of 0.02952 and the closing price of the Neon Common Stock on the Nasdaq Stock Market on the last trading day prior to the Closing Date (calculated at the Canadian Dollar Exchange Rate on the day prior to the Closing Date), all such shares having the rights, privileges, restrictions and conditions set forth in Schedule 1.1(C);

(v)                                 Share Cancellation. On the Closing:

(A)                              All of the Merger Sub shares issued and outstanding on the Closing Date will be cancelled and extinguished and, in the aggregate, will be automatically converted into only one Amalco Common Share, having a par value equal to the Amalco Common Share Par Value;

(B)                                Each InnerAccess Class A Share issued and outstanding on the Closing Date will be cancelled and extinguished and will be automatically converted into an Amalco Class A Redeemable Share, having a par value equal to the Amalco Class A Redeemable Share Par Value, and an Amalco Class B Redeemable Share, having a par value equal to the Amalco Class B Redeemable Share Par Value, on the basis of one Amalco Class A Redeemable Share and one Amalco Class B Redeemable Share for each InnerAccess Class A Share, provided that the InnerAccess Shares held by each Merging Shareholder will be cancelled, without any reimbursement of capital in respect thereof;

(C)                                Each share in the share capital of each of the Merging Shareholders issued and outstanding on the Closing Date will be cancelled and extinguished and will be automatically converted into one Amalco Class A Redeemable Share and one Amalco Class B Redeemable Share on the basis of one Amalco Class A Redeemable Share and one Amalco Class B Redeemable Share for each share of the Merging Shareholders;

(D)                               Immediately after the Amalgamation, Amalco will redeem each Amalco Class A Redeemable Share for a cash payment of US$0.174 per share (the “Cash Consideration”) and will redeem each Amalco Class B Redeemable Share in exchange for 0.02952 of a share of Neon Common Stock (the “Share Consideration”), provided that the delivery of such Neon Common Stock to a former holder of Amalco Class B Redeemable Shares shall be subject to such former holder having executed and delivered to Neon and Amalco a letter of transmittal in substantially the form attached hereto as Schedule 3.35 (the “Transmittal Letter”).  No fractional shares of Neon Common Stock will be transferred as Share Consideration upon redemption of the Amalco Class B Redeemable Shares but in lieu thereof each holder will receive from Amalco an equivalent amount of cash (calculated as an amount equal to the product of the closing price of the Neon Consideration Stock on the Nasdaq Stock Market on the last trading day prior to Closing and such fraction of a share of Neon Common Stock);

(E)                                 On the Closing Date, following the Amalgamation and redemption of the Amalco Class A Redeemable Shares and the Amalco Class B Redeemable Shares, the issued and outstanding capital of Amalco shall be one Amalco Common Share and up to 4,136,800 shares of Amalco Class A Redeemable Shares and up to 4,136,800 Amalco Class B Redeemable Shares shall be reserved for issuance upon the exercise of the outstanding InnerAccess Special Warrants and the exercise of Québec Warrants issuable upon the exercise of Québec Special Warrants.

(vi)                              Number of Directors. The number of directors of Amalco shall initially be four and shall in no event be less than 1 or more than 10;

(vii)                           Initial Directors. The directors of Amalco are not required to be resident Canadians under the Québec Act.  The initial directors of Amalco shall be Mark J. Cresswell, Brian D. Helman, Jean-Daniel Bégin, and Shelby R. Fike, provided that Neon shall use reasonable efforts to ensure that such directors are covered under Neon’s existing directors’ and officers’ insurance policy to the extent that such coverage is available at no additional cost to Neon under such policy.

(viii)                        By-laws. The by-laws of Amalco shall be those of Merger Sub.

(2)                                  The Closing of the Transaction and other transactions contemplated herein, including the filing of the articles of amalgamation of Amalco, forming part of the Transaction (the “Closing”) shall be held, as soon as practicable after the completion of the InnerAccess Meeting, at Stikeman Elliott LLP in Toronto or at such other date and location as may be mutually agreed upon by the parties but in any event no later than June 30, 2004.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF INNERACCESS, THE
MERGING SHAREHOLDERS AND THE PRINCIPALS

As a material inducement to Neon and Merger Sub to enter into this Agreement and to consummate the Transaction and other transactions contemplated hereby, InnerAccess, the Merging Shareholders and each of the Principals hereby jointly and severally (subject to paragraph (b) below) make all of the representations and warranties set out under this Article 3 to each of Neon and Merger Sub, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct, provided that:

(a)                                  InnerAccess shall be deemed not to have made the representations and warranties set forth in Section 3.3, Section 3.4, Section 3.5, Section 3.9, Section 3.35 and Section 3.37 and shall be deemed to only have made those representations and warranties in Section 3.6, Section 3.8, Section 3.12, Section 3.17 and Section 3.23 that relate to InnerAccess; and

(b)                                 Each Principal shall be deemed to have severally made only those representations and warranties set forth in Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.8, Section 3.9, Section 3.12, Section 3.13, Section 3.15, Section 3.17, Section 3.23 and Section 3.35 to the extent that such representations and warranties relate to or are given by that Principal directly or by or on behalf of the Merging Shareholder of which he is the respective Principal (collectively the “Individual Representations”).

Section 3.1                                   Organization and Qualification of InnerAccess.

Except as disclosed in the Disclosure Schedule of InnerAccess, InnerAccess is a corporation duly organized, validly existing and in good standing under the laws of the Province of Québec with corporate power and authority to own or lease its properties and to conduct its Business in the manner and in the places where such properties are owned or leased or such Business is currently conducted or proposed to be conducted.  Attached hereto as part of the Disclosure Schedule of InnerAccess are (i) accurate and complete copies of the Certificate and Articles of Incorporation and By-laws of InnerAccess, together with all amendments thereto, in each case, as in effect as of the date hereof and (ii) an accurate and complete list of the members of the board of directors as of the date hereof.  InnerAccess is not in material violation of any terms of its Certificate and Articles of Incorporation or By-laws.  InnerAccess is not required to be licensed or qualified to conduct its Business in any other jurisdiction where it is not so licensed or qualified in which failure to be so licensed or qualified would have a Material Adverse Effect on InnerAccess.  None of the InnerAccess Securityholders are U.S. Persons (as such term is defined in Section 3.35 of this Agreement) and none of the shareholders or other equity owners of each InnerAccess Securityholder that is a corporation or other entity are U.S. Persons.

Section 3.2                                   Organization and Qualification of Walkby Wireless.

Walkby Wireless is a corporation duly organized, validly existing and in good standing under the laws of Canada with corporate power and authority to own or lease its properties and to conduct its Business in the manner and in the places where such properties are owned or leased or such Business is currently conducted or proposed to be conducted.  InnerAccess has provided Neon with (i) accurate and complete copies of the Certificate and Articles of Incorporation and By-laws of Walkby Wireless, together with all amendments thereto, in each case, as in effect as of the date hereof and (ii) an accurate and complete list of the members of the board of directors of Walkby Wireless as of the date hereof, and (iii) an accurate and complete list of the shareholders of Walkby Wireless, and (iv) an accurate and complete copy of a provisional U.S. Patent Application entitled: “System and Method for Accessing Wireless Access Points” filed with the U.S. Patent & Trademark Office on October 7, 2003 by Kilpatrick Stockton LLP. Walkby Wireless is not in material violation of any terms of its Certificate and Articles of Incorporation or By-laws.  To the Knowledge of InnerAccess, Walkby Wireless is not required to be licensed or qualified to conduct its Business in any other jurisdiction where it is not so licensed or qualified in which failure to be licensed or qualified would have a Material Adverse Effect on Walkby Wireless. Walkby Wireless is a Subsidiary of InnerAccess, has no liabilities or other Assets other than those disclosed in writing to Neon.  None of the shareholders of Walkby Wireless are U.S. Persons (as such term is defined in this Agreement) and none of the shareholders or other equity owners of each Walkby Wireless shareholder that is a corporation or other entity are U.S. Persons.

Section 3.3                                   Organization and Qualification of Gestions René Cauchon Inc.

René Cauchon and Robert Dinan hereby jointly and severally represent and warrant that Gestions René Cauchon Inc. is a corporation duly organized, validly existing and in good standing under the laws of the Province of Québec with corporate power and authority to own or lease its properties and to conduct its Business in the manner and in the places where such properties are owned or leased or such Business is currently conducted or proposed to be conducted.  René Cauchon and Robert Dinan have provided Neon with (i) accurate and complete copies of the Certificate of Incorporation and By-laws of Gestions René Cauchon Inc., together with all amendments thereto, in each case, as in effect as of the date hereof and (ii) an accurate and complete list of the members of the board of directors of Gestions René Cauchon Inc. as of the date hereof, and (iii) an accurate and complete list of the shareholders of Gestions René Cauchon Inc., and (iv) an unaudited balance sheet of Gestions René Cauchon Inc. dated October 31, 2003.  Gestions René Cauchon Inc. is not in material violation of any terms of its Certificate and Articles of Incorporation or By-laws.  To the knowledge of René Cauchon and Robert Dinan, Gestions René Cauchon Inc. is not required to be licensed or qualified to conduct its Business in any other jurisdiction where it is not so licensed or qualified in which failure to be licensed or qualified would have a Material Adverse Effect on Gestions René Cauchon Inc.  René Cauchon and Robert Dinan further jointly and severally represent and warrant that Gestions René Cauchon Inc. is a single purpose entity whose sole asset is 3,825,000 Class A shares of InnerAccess and that such entity has no other Assets, Contracts or Liabilities other than those that have been disclosed in writing to Neon.  None of the shareholders of Gestions René Cauchon Inc. are U.S. Persons (as such term is defined in this Agreement) and none of the shareholders or other equity owners of each Gestions René Cauchon Inc. shareholder that is a corporation or other entity are U.S. Persons.

Section 3.4                                   Organization and Qualification of 9141-9531 Québec Inc.

Jean-Daniel Bégin hereby represents and warrants that 9141-9531 Québec Inc. is a corporation duly organized, validly existing and in good standing under the laws of the Province of Québec with corporate power and authority to own or lease its properties and to conduct its Business in the manner and in the places where such properties are owned or leased or such Business is currently conducted or proposed to be conducted.  Jean-Daniel Bégin has provided Neon with (i) accurate and complete copies of the Certificate of Incorporation and By-laws of 9141-9531 Québec Inc., together with all amendments thereto, in each case, as in effect as of the date hereof and (ii) an accurate and complete list of the members of the board of directors of 9141-9531 Québec Inc. as of the date hereof, and (iii) an accurate and complete list of the shareholders of 9141-9531 Québec Inc.  9141-9531 Québec Inc. is not in material violation of any terms of its Certificate and Articles of Incorporation or By-laws. To the knowledge of Jean-Daniel Bégin, 9141-9531 Québec Inc. is not required to be licensed or qualified to conduct its Business in any other jurisdiction where it is not so licensed or qualified in which failure to be licensed or qualified would have a Material Adverse Effect on 9141-9531 Québec Inc.  Jean-Daniel Bégin further represents and warrants that 9141-9531 Québec Inc. is a single purpose entity whose sole asset, immediately prior to Closing, will be 3,825,000 Class A shares of InnerAccess and that such entity has no other Assets, Contracts or Liabilities other than those that have been disclosed in writing to Neon. None of the shareholders of 9141-9531 Québec Inc. are U.S. Persons (as such term is defined in this Agreement) and none of the shareholders or other equity owners of each 9141-9531 Québec Inc. shareholder that is a corporation or other entity are U.S. Persons.

Section 3.5                                   Organization and Qualification of 9095-7747 Québec Inc.

Guy Fortin hereby represents and warrants that 9095-7747 Québec Inc. is a corporation duly organized, validly existing and in good standing under the laws of the Province of Québec with corporate power and authority to own or lease its properties and to conduct its Business in the manner and in the places where such properties are owned or leased or such Business is currently conducted or proposed to be conducted.  Guy Fortin has provided Neon with (i) accurate and complete copies of the Certificate of Incorporation and By-laws of 9095-7747 Québec Inc., together with all amendments thereto, in each case, as in effect as of the date hereof and (ii) an accurate and complete list of the members of the board of directors of 9095-7747 Québec Inc. as of the date hereof, and (iii) an accurate and complete list of the shareholders of 9095-7747 Québec Inc., and (iv) an unaudited balance sheet of 9095-7747 Québec Inc. dated September 30, 2003.  9095-7747 Québec Inc. is not in material violation of any terms of its Certificate and Articles of Incorporation or By-laws.  To the knowledge of Guy Fortin, 9095-7747 Québec Inc. is not required to be licensed or qualified to conduct its Business in any other jurisdiction where it is not so licensed or qualified in which failure to be licensed or qualified would have a Material Adverse Effect on 9095-7747 Québec Inc.  Guy Fortin further represents and warrants that 9095-7747 Québec Inc. is a single purpose entity whose sole asset is 1,000,003 Class A shares of InnerAccess and that such entity has no other Assets, Contracts or Liabilities other than those disclosed in writing to Neon.  None of the shareholders of 9095-7747 Québec Inc. are U.S. Persons (as such term is defined in this Agreement) and none of the shareholders or other equity owners of each 9095-7747 Québec Inc. shareholder that is a corporation or other entity are U.S. Persons.

Section 3.6                                   Capitalization; Beneficial Ownership of InnerAccess.

The authorized capital of InnerAccess consists of an unlimited number of Class A shares, an unlimited number of Class B shares, an unlimited number of Class C shares, an unlimited number of Class D shares and an unlimited number of Class E shares of which 10,330,000 Class A shares, no Class B shares, no Class C shares, no Class D shares and no Class E shares are duly and validly issued, and outstanding, and are fully paid and non-assessable.  The Disclosure Schedule of InnerAccess sets forth a complete and accurate list of all of the holders of capital shares of InnerAccess, including the name of each InnerAccess Shareholder and the number and class or series of shares of InnerAccess capital stock held by each such InnerAccess Shareholder.  All of the InnerAccess Shares owned by the Merging Shareholders are free and clear of any Encumbrances.  Each of the Merging Shareholders is the owner of record and beneficially of the number of Class A shares and the number of InnerAccess Special Warrants and Québec Warrants set forth opposite its name on the Disclosure Schedule of InnerAccess.  The Disclosure Schedule of InnerAccess includes a true and complete copy of a Second Tranche Special Warrant certificate governing the terms of the Second Tranche Special Warrants and a true and complete copy of a subscription agreement relating to the subscription of Québec Special Warrants and a Québec Special Warrant certificate that collectively govern the terms of the Québec Special Warrants.  Other than as set out on Schedule 1.1(B), there are no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional equity of any class of InnerAccess. Schedule 1.1(B) includes an accurate description of the outstanding options, including the number and class of shares underlying each such option or other right, the date of grant or proposed grant, the exercise price per share, vesting schedule, the term date, the name of each holder thereof and the identity of the stock option plan pursuant to which the option was granted.  None of the shares in the capital of InnerAccess has been issued in material violation of any Regulation.  Except for the Voting Agreement entered into the date hereof between the Principals, the Merging Shareholders, InnerAccess and Neon, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the shares of InnerAccess.

Section 3.7                                   Subsidiaries of InnerAccess.

Except for Walkby Wireless, which is a wholly-owned Subsidiary of InnerAccess, InnerAccess has no Subsidiaries, or investments in any other corporations or business organization or businesses. There are no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional equity of any class of any Subsidiary of InnerAccess.

Section 3.8                                   Authority.

(1)                                  InnerAccess and each of the Merging Shareholders providing representations and warranties hereunder has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by InnerAccess or such Merging Shareholders, as the case may be, pursuant to this Agreement and to carry out the Transaction and other transactions contemplated hereby or thereby.  The execution, delivery and performance by InnerAccess and each such Merging Shareholder, as the case may be, of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of InnerAccess and each Merging Shareholder, as the case may be, and no other action on the part of any of InnerAccess or any Merging Shareholder, as the case may be, is required in connection therewith.

(2)                                  This Agreement and each agreement, document and instrument executed and delivered by InnerAccess and/or the Merging Shareholders, as the case may be, pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of each of them that is a party thereto enforceable in accordance with their terms (assuming the due authorization, execution and delivery by Neon, Subco 1 and Merger Sub), subject to the effect of any applicable bankruptcy, re-organization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(3)                                  The execution, delivery and performance by InnerAccess and the Merging Shareholders of this Agreement and each such other agreement, document and instrument:

(a)                                  Does not and will not violate any provision of the Certificate or Articles of Incorporation (as amended) or the By-laws of InnerAccess or any of the Merging Shareholders;

(b)                                 Does not and will not violate any applicable laws or require InnerAccess or any Merging Shareholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made on or prior to the Closing Date other than any such approval, consent or waiver of or filing with respect to which the failure to so obtain will not have a Material Adverse Effect on InnerAccess or the Merging Shareholder, as the case may be; and

(c)                                  Except for such required consents as disclosed on the Disclosure Schedule of InnerAccess, does not and will not result in (a) a breach of, constitute a Default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgement, injunction, decree, determination or arbitration award to which any of the Merging Shareholders or InnerAccess is a party or by which the property of any Merging Shareholder or InnerAccess is bound or affected and which is material to any Merging Shareholder or InnerAccess (as applicable), or (b) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any equity interest in any Merging Shareholder or InnerAccess;

except in the case of Section 3.8(3)(a), for such breaches, Defaults, accelerations or terminations as would not, individually or in the aggregate, have a Material Adverse Effect on InnerAccess or the Merging Shareholders, as the case may be.

Section 3.9                                   Merging Shareholders.

Each of the Merging Shareholders and the Principals with respect to the Merging Shareholders in respect of which he owns shares in the capital of such Merging Shareholder, represents that as at the time of Closing other than for the InnerAccess Class A Shares that such Merging Shareholder holds, such Merging Shareholder does not own any other assets, has not carried on any Business since its incorporation and does not have any liability, contingent or otherwise.

Section 3.10                            Assets of InnerAccess.

Excluding the Leased Real Property and any leases of personal property and except as set forth on the Disclosure Schedule of InnerAccess, InnerAccess has title to the Assets of InnerAccess free and clear of any Encumbrances other than the Permitted Liens.  The Assets of InnerAccess include all assets necessary for the conduct of the Business of InnerAccess as currently conducted and currently proposed to be conducted.  The Disclosure Schedule of InnerAccess contains an accurate list as of the date hereof and as of the Closing Date by general category of all Assets of InnerAccess acquired since December 31, 2000 where the book value or fair market value of an individual item exceeds $1,000 or where an aggregate of similar items exceeds $5,000 except for Assets of InnerAccess that have been fully depreciated for tax purposes.  All of the Assets of InnerAccess which are material to the operation of the Business of InnerAccess are in good operating condition and repair (normal wear and tear excepted) and are usable in the ordinary course of Business.

Section 3.11                            Real Property.

(1)                                  Owned Real Property.  InnerAccess does not own any real property and has never owned any real property.

(2)                                  Leases.  All of the real property leased or sub-leased by InnerAccess is identified on the Disclosure Schedule of InnerAccess (herein referred to as the “Leased Real Property” and such leases are herein referred to as the “Facility Leases”).  The Disclosure Schedule of InnerAccess includes with respect to each Facility Lease, the names of the lessor and any sub-lessor, the expiration date of the lease together with any renewal provisions, the address of the Leased Real Property (including the floor), the square footage of the Leased Real Property and the price of the lease.

(3)                                  Leases or Other Agreements.  Except for the Facility Leases listed on the Disclosure Schedule of InnerAccess, neither InnerAccess nor any of its Subsidiaries holds, or is obligated under or a party to, any leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any real property in connection with the Business of InnerAccess or any portion thereof or interest in any such real property.

(4)                                  Facility Leases and Leased Real Property.  Except as disclosed in the Disclosure Schedule of InnerAccess, with respect to the Facility Leases to which InnerAccess is a party, as lessee or sublessee, InnerAccess has an unencumbered leasehold interest as a lessee or a sub-lessee in the Leasehold Estate subject to the Permitted Liens.  Except as disclosed in the Disclosure Schedule of InnerAccess, the Transaction and other transactions contemplated by this Agreement do not violate the terms or result in the termination of, or create a right to terminate, such Facility Lease.  InnerAccess enjoys peaceful and undisturbed possession of all the Leased Real Property, as applicable.

(5)                                  Condition of Leased Real Property.  To the Knowledge of InnerAccess, there are no material defects in the physical condition of any portion of the Leased Real Property and all such Leased Real Property is in good operating condition and repair (reasonable wear and tear excepted) and are adequate to the uses to which they are being put and for which they are planned to be put.

(6)                                  Compliance with the Law.  InnerAccess has not received any written notice from any Governmental Authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to the Leased Real Property that has not been heretofore corrected.  None of the Merging Shareholders nor InnerAccess has received any written notice of any real estate tax deficiency or assessment and to the Knowledge of InnerAccess, there is no proposed deficiency, claim or assessment with respect to any of the Leased Real Property, or any pending or threatened condemnation thereof.

Section 3.12                            Minute Books; Corporate Documents.

The minute books of InnerAccess, its Subsidiaries, and the Merging Shareholders made available to Neon and Merger Sub contain a materially complete and materially accurate summary of all meetings of directors and stockholders or actions by written resolutions since the time of incorporation of such entities through the date of this Agreement, and reflect all material transactions referred to in such minutes or resolutions accurately.  The actions recorded in the corporate records of InnerAccess, its Subsidiaries, and the Merging Shareholders are complete and accurate in all material respects and all corporate proceedings and actions reflected in such records have been conducted or taken in compliance with all applicable Regulations and the articles and by-laws of such entities.  InnerAccess, with respect to the minute books of InnerAccess and its Subsidiaries, and each Principal with respect to the Merging Shareholder in respect of which he is a shareholder, has made available for inspection and copying by Neon and the Merger Sub and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Neon and the Merger Sub pursuant to this Agreement.

Section 3.13                            Financial Statements.

(1)                                  InnerAccess and the Principals have delivered to Neon and the Merger Sub the following financial statements of InnerAccess, copies of which are attached hereto as part of the Disclosure Schedule of InnerAccess: audited balance sheets and statements of deficit, earnings and cash flows for its fiscal years ended November 30, 2002 and November 30, 2003, and unaudited balance sheet as at April 30, 2004 and unaudited income statement for the period ended April 30, 2004 (such financial statements are referred to collectively as the “Financial Statements”).  The audited balance sheet as of November 30, 2003 is referred to as the “Audited Balance Sheet” and the unaudited balance sheet as of April 30, 2004 is referred to as the “Unaudited Balance Sheet.” The Financial Statements, present fairly and accurately and, in all material respects, completely the financial condition of InnerAccess at the dates of said statements and the results of its operations for the periods covered thereby.  In connection with the preparation of the Audited Balance Sheet and statements of deficit, earnings and cash flows for its fiscal year ended November 30, 2003, InnerAccess has made available to PriceWaterhouse Coopers LLP all accounting and financial records and related data, and all minute books including all board and shareholder actions taken by InnerAccess, all of which are true, correct and accurate, and all in accordance with the representations contained in the InnerAccess letter to PriceWaterhouse Coopers LLP delivered in connection with the review and audit of the Audited Balance Sheet and statements of deficit, earnings and cash flows for its fiscal year ended November 30, 2003.

(2)                                  Except as set forth on the Disclosure Schedule of InnerAccess as of the date hereof, InnerAccess does not have any Liabilities of any nature, whether accrued, absolute or contingent (including without limitation Liabilities as guarantor or otherwise with respect to obligations of others, or Liabilities for any Tax due or then accrued or to become due or contingent or potential Liabilities relating to activities of InnerAccess or the conduct of the Business of InnerAccess prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except Liabilities (i) stated or adequately reserved against on the Unaudited Balance Sheet or the notes thereto, (ii) incurred or arising in the ordinary course of business under Contracts of InnerAccess, Leases, Permits and other business arrangements described in the Disclosure Schedule of InnerAccess, none of which relates to any Default under any Contract of InnerAccess, or Lease, breach of warranty, tort, infringement or violation of any Regulation or Court Order or that arose out of any Action and none of which, individually or in the aggregate, has or would have a Material Adverse Effect, (iii) incurred or arising in the ordinary course of the Business of InnerAccess subsequent to November 30, 2003 consistent with the terms of this Agreement (none of which to the Knowledge of InnerAccess relates to any Default under any Contract of InnerAccess, or Lease, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has or would have a Material Adverse Effect, (iv) disclosed in or pursuant to this Article 3 or on the Disclosure Schedule of InnerAccess or (v) for future performance under Contracts of InnerAccess or Leases, none of which to the Knowledge of InnerAccess relates to any Default, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any action and none of which individually or in the aggregate has or would have a Material Adverse Effect.

Section 3.14                            Absence of Certain Changes or Events.

Except as disclosed in the Disclosure Schedule of InnerAccess and other than the transactions expressly contemplated by Section 2.1(1) hereof, since November 30, 2003, there has not been any:

(a)                                  Actual or, to the Knowledge of InnerAccess, threatened Material Adverse Change;

(b)                                 Change in accounting methods, principles or practices of InnerAccess affecting the Assets of InnerAccess, its Liabilities or the Business of InnerAccess;

(c)                                  Revaluation by InnerAccess of any of the Assets of InnerAccess, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

(d)                                 Damage, destruction or loss of the Assets of InnerAccess (whether or not covered by insurance) which has had or will have a Material Adverse Effect;

(e)                                  Cancellation of any indebtedness owing to InnerAccess or waiver or release of any right or claim of InnerAccess relating to its activities or properties which had or will have a Material Adverse Effect;

(f)                                    Change in InnerAccess’ authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of InnerAccess; issuance of any security convertible into such capital stock; grant of any registration rights; declaration, setting aside, or payment of dividends or distributions by InnerAccess or any redemption, purchase or other acquisition of any of the securities of InnerAccess;

(g)                                 Adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect on the financial condition, results of operations or Business of InnerAccess;

(h)                                 Amendment, cancellation or termination of any Contract, commitment, agreement, Lease, transaction or Permit relating to the Assets of InnerAccess or the Business of InnerAccess, or with the exception of this Agreement and the other agreements entered into in connection herewith, entry into any Contract, Lease, transaction or Permit which is not in the ordinary course of business, including without limitation any employment or consulting agreements;

(i)                                     Mortgage, pledge or other encumbrance of any Assets of InnerAccess, except Permitted Liens;

(j)                                     Sale, assignment or transfer of any of the Assets of InnerAccess, except to the extent such Assets of InnerAccess are sold or disposed of in the ordinary course of business;

(k)                                  Incurrence of indebtedness by InnerAccess for borrowed money or commitment to borrow money entered into by InnerAccess, or loans made or agreed to be made by InnerAccess which is outstanding as of the date hereof, or indebtedness guaranteed by InnerAccess, except for endorsements for collection or deposit in the ordinary course of business;

(l)                                     Except as provided in this Agreement or the other agreements contemplated hereby, (a) incurrence by InnerAccess of Liabilities, except Liabilities relating to normal trade payables incurred in the ordinary course of business, or (b) increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of InnerAccess;

(m)                               Payment, discharge or satisfaction of any Liabilities of InnerAccess other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities set forth or reserved for on the Audited Balance Sheet or incurred in the ordinary course of business and other than the payment of the shareholders loans disclosed in the InnerAccess Disclosure Schedule;

(n)                                 Capital expenditure by InnerAccess in excess of Cdn$5,000 individually or Cdn$20,000 in the aggregate, or the incurring of any obligation by InnerAccess to make any capital expenditures or execute any Lease;

(o)                                 Failure to pay or satisfy when due any material liability of InnerAccess;

(p)                                 Disposition or lapsing of any Intangibles of InnerAccess or any disposition or disclosure to any person of any such Intangibles not theretofore a matter of public knowledge other than in the ordinary course of business; or

(q)                                 Agreement whether written or oral, by InnerAccess or any Merging Shareholder to do any of the things described in the preceding clauses (a) through (p) other than as expressly provided for herein.

Section 3.15                            Contracts of InnerAccess and Commitments.

(1)                                  Contracts of InnerAccess.  The Disclosure Schedule of InnerAccess sets forth the following Contracts of InnerAccess (or descriptions thereof, in the case of oral Contracts of InnerAccess) to which InnerAccess is a party or by which it is bound (collectively, the “Material Contracts of InnerAccess”):

(a)                                  Contracts of InnerAccess not made in the ordinary course of business;

(b)                                 Other than obligations relating solely to notice of termination or severance payments required by applicable law, (A) Employment contracts and severance agreements entered into after November 30, 2003, to employ or terminate present or former executive officers or other personnel (including without limitation present and former employees, independent contractors and consultants) and other contracts with present or former officers, directors, employees, consultants, independent contractors, or shareholders of InnerAccess entered into after November 30, 2003, (B) employment contracts and severance agreements that will result in the payment by, or the creation of any Liability to pay on behalf of InnerAccess or Merger Sub, any severance, termination, “golden parachute”, or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the Transaction and other transactions contemplated by this Agreement, (C) any agreements or commitments, or pending agreements or commitments, to hire any person or entity as an employee, independent contractor or consultant, or (D) any contracts, commitments or other obligations with respect to the payment of any referral or other fees in connection with the hiring or proposed hiring of any employee, independent contractor or consultant;

(c)                                  Labour or union contracts;

(d)                                 Distribution, franchise, license, technical assistance, sales, service, OEM (either pursuant to which InnerAccess licenses its Proprietary Rights to third parties or pursuant to which InnerAccess licenses Proprietary Rights from third parties), reseller, value added reseller (VAR), commission, agency or advertising Contracts of InnerAccess, or consultant Contracts of InnerAccess (where a third party is providing services to InnerAccess);

(e)                                  Contracts of InnerAccess or agreements with a customer of InnerAccess providing for an aggregate payment by such customer in excess of $10,000 or pursuant to which InnerAccess has, or reasonably anticipates that it will, derive revenues in excess of $10,000;

(f)                                    Options with respect to any property, real or personal, where InnerAccess is the grantor thereunder;

(g)                                 Contracts of InnerAccess (excluding Facility Leases) involving actual future expenditures by or other Liabilities of InnerAccess (including without limitation, potential or contingent Liabilities), in excess of $10,000 in the aggregate (excluding Liabilities for indirect expenditures such as salaries and overhead expenses);

(h)                                 Contracts of InnerAccess or commitments relating to commission arrangements with others other than in the ordinary course;

(i)                                     Promissory notes, loan agreements, pledge or security agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation in respect of borrowed money whether InnerAccess shall be the borrower, lender or guarantor thereunder or whereby any Assets of InnerAccess are pledged;

(j)                                     Contracts of InnerAccess containing covenants limiting the freedom of InnerAccess or any of its respective officers, directors, shareholders or affiliates, to engage in any line of business or compete with any person other than InnerAccess;

(k)                                  Any Contract of InnerAccess to supply services to the Canadian or US federal, provincial, or local government or any other foreign government or any agency or department thereof;

(l)                                     Facility Leases;

(m)                               Leases of personal property not cancellable (without Liability) within 30 calendar days, excluding Leases of personal property involving the expenditure of less than $5,000 in the aggregate annually;

(n)                                 Contracts of InnerAccess involving confidentiality obligations;

(o)                                 Contracts of InnerAccess creating or relating to partnerships or Joint Ventures; or

(p)                                 Contracts of InnerAccess relating to master supply and other material vendor contracts.

(2)                                  Material Contracts of InnerAccess.  InnerAccess and the Merging Shareholders have delivered to Neon and Merger Sub true, correct and complete copies (or descriptions thereof with respect to oral Material Contracts of InnerAccess) of all of the Material Contracts of InnerAccess, including all amendments and supplements thereto.  Other than the Material Contracts of InnerAccess, InnerAccess has no other Contracts of the type described in clauses (a) through (p) above.

(3)                                  Absence of Defaults. InnerAccess has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its respective material obligations under each such Material Contract.  To the Knowledge of InnerAccess all other parties to such Material Contracts of InnerAccess are currently in compliance in all material respects with the provisions thereof, no party is in Default thereunder or has threatened Default or termination thereof and no written notice of any such claim of Default relating thereto has been given to InnerAccess or the Merging Shareholders.  To the Knowledge of InnerAccess, there is no reason to believe that the services called for by any Material Contract of InnerAccess between InnerAccess and a client of InnerAccess cannot be supplied substantially in accordance with the terms of such Material Contract, including time specifications, and to the Knowledge of InnerAccess, no Material Contract of InnerAccess will upon performance by InnerAccess result in a net loss to InnerAccess or no customer will refuse to pay for services rendered or products sold or licensed thereunder.

(4)                                  Miscellaneous Contract of InnerAccess Matters.  Except as disclosed on the Disclosure Schedule of InnerAccess, InnerAccess has not granted ownership or other intellectual property rights (other than end-user license rights to the Software) to any derivative works of InnerAccess’ Proprietary Rights that were created by third parties.

Section 3.16                            Permits.

(1)                                  InnerAccess has and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of the Business of InnerAccess or in the ownership of the Assets of InnerAccess, except for those Permits the absence of which would not individually or in the aggregate have a Material Adverse Effect on InnerAccess.  InnerAccess is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit.  No present or former shareholder, director, officer or employee of InnerAccess or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any such Permit.

(2)                                  Except as disclosed on the Disclosure Schedule of InnerAccess, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by InnerAccess in connection with the execution, delivery or performance of this Agreement and the consummation of the Transaction and other transactions contemplated hereby.

Section 3.17                            Litigation.

Except as set forth on the Disclosure Schedule of InnerAccess, there are no Actions outstanding or, to the Knowledge of InnerAccess, pending or threatened (a) against, (i) InnerAccess (including with respect to Environmental Laws), (ii) to the Knowledge of InnerAccess, any officers or directors of InnerAccess, as such, or (iii) to the Knowledge of the InnerAccess, any Principal in such Principal’s capacity as a shareholder of a Merging Shareholder or as an employee of InnerAccess, (b) against InnerAccess seeking to delay, limit or enjoin the Transaction and other transactions contemplated by this Agreement, (c) against InnerAccess, or any of its officers or directors or the Principals or the Merging Shareholders, in their capacity as such that involves the risk of criminal liability to any such entity or person or (d) in which InnerAccess is a plaintiff, including any derivative suits brought by or on behalf of InnerAccess nor, to the Knowledge of InnerAccess, is there any reasonable basis for any such Action.  Except, as set forth on the Disclosure Schedule of InnerAccess, InnerAccess is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgements against InnerAccess and there is not a reasonable likelihood of an adverse determination of any pending Actions that would have a Material Adverse Effect.  There are no Court Orders or agreements with, or liens by, any Governmental Authority relating to any Environmental Law that regulate, obligate, bind or in any way affect InnerAccess, the Merging Shareholders, other than the Permitted Liens.

Section 3.18                            Compliance with Law.

Except as set forth on the Disclosure Schedule of InnerAccess, InnerAccess and the conduct of the Business of InnerAccess have been and are in compliance with all Regulations and Court Orders relating to InnerAccess except in each case for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.  Within the last three (3) years, InnerAccess has not received any notice to the effect that it is not in such compliance with any such Regulations or Court Orders.

Section 3.19                            Ordinary Course.

Except for the Transaction and other transactions contemplated by this Agreement, including the transactions expressly contemplated by Section 2.1(1) hereof and as set forth on the Disclosure Schedule of InnerAccess, since November 30, 2003, InnerAccess has conducted its Business only in the ordinary course and consistent with its prior practices.

Section 3.20                            Officers and Compensation.

The Disclosure Schedule of InnerAccess hereto contains a true and complete list of all current officers and directors of InnerAccess.  In addition, the Disclosure Schedule of InnerAccess hereto contains a list of all managers, employees, independent contractors and consultants of InnerAccess.  In each case the Disclosure Schedule of InnerAccess includes the current job title and aggregate annual compensation (including base salary and bonus reflected separately) of each such individual.

Section 3.21                            Employees; Labour Matters.

As of the date of this Agreement, InnerAccess employs a total of 16 full-time employees, no part-time employees and no independent contractors.  Except as set forth in the Disclosure Schedule of InnerAccess, InnerAccess has not received any notice, written or otherwise, that any employee or independent contractor intends to terminate his or her employment or business relationship with InnerAccess following the Closing whether as a result of this Agreement or otherwise.  InnerAccess is not delinquent in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees or independent contractors. InnerAccess is in compliance in all material respects with all applicable laws and regulations respecting labour, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours.  There are no charges of employment discrimination or unfair labour practices pending or, to the Knowledge of InnerAccess, threatened and to the Knowledge of InnerAccess, there exists no basis for any such claim, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or threatened against or involving InnerAccess.  There are no pending grievances, complaints or charges that have been filed against InnerAccess under any dispute resolution procedure (including, but not limited to, any arbitration or similar proceedings) and no such claim of which InnerAccess or any Principal has received written notice.  No collective bargaining agreement is in effect or is currently being or is about to be negotiated by InnerAccess.  There are no current or, to the Knowledge of InnerAccess, threatened attempts to organize or establish any trade union or employee association with respect to InnerAccess.  InnerAccess has not received any written notice indicating that any of its employment policies or practices is currently being audited or investigated by any federal, provincial or local government agency.

Section 3.22                            Banking Relations.

The Disclosure Schedule of InnerAccess contains a complete and correct list of the names and locations in which InnerAccess has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or have access thereto.

Section 3.23                            No Brokers.

Except as disclosed in the InnerAccess Disclosure Schedule, neither InnerAccess nor any of the Merging Shareholders nor any of their respective officers, directors, employees, or affiliates has employed or made any agreement with any broker, finder, investment banker or similar agent or any person or firm which will result in the obligation of Neon, Merger Sub, InnerAccess, or any of their affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transaction and other transactions contemplated hereby.

Section 3.24                            No Other Agreements to Sell the Assets, Business or Equity, etc.

Other than the transactions expressly contemplated by Section 2.1(1) hereof and as described on the Disclosure Schedule of InnerAccess, neither the Merging Shareholders, the Principals, nor any of InnerAccess’ officers, directors or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Merger Sub and Neon under this Agreement to sell, assign, transfer or effect a sale of any of the Assets of InnerAccess or Business of InnerAccess (other than inventory or services in the ordinary course of business), to sell or effect a sale of the equity of InnerAccess, to effect any merger, consolidation, liquidation, dissolution or other reorganization of InnerAccess or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

Section 3.25                            Customers.

The Disclosure Schedule of InnerAccess sets forth all customers which (i) accounted for more than $10,000 in revenue for InnerAccess for the fiscal year ended November 30, 2003 (collectively, the “Customers”).  To the Knowledge of InnerAccess, no Customer has given notice, written or oral, of its intent to terminate its business relationship with InnerAccess.

Section 3.26                            Backlog.

As of the date hereof, InnerAccess has a backlog of orders for the sale or lease of services, or for the licensing or manufacture of software, for which potential revenues have not been recognized by InnerAccess, as set forth in the Disclosure Schedule of InnerAccess.  From the date hereof through the Closing Date, InnerAccess and the Principals shall cooperate with Neon and the Merger Sub in a due diligence review of such information, including, without limitation, granting Neon and Merger Sub reasonable access to the Customers and prospective Customers identified in such backlog disclosure for the purpose of conducting due diligence on the accuracy of such information.  Such cooperation and access shall be a condition to Neon and Merger Sub’s closing of this Transaction.

Section 3.27                            Intellectual Property Rights of InnerAccess.

(1)                                  Certain Defined Terms.  For the purposes of this Agreement:

(a)                                  “Software” means any computer program, operating system, applications system, microcode, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, compilation procedures, execution procedures, flow charts, programmers notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature;

(b)                                 “Intangibles” means:

(i)                                     Patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

(ii)                                  Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith;

(iii)                               Copyrights of InnerAccess and registrations and applications for registration thereof;

(iv)                              All right, title and interest in all computer software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing and prior releases of any of the foregoing applicable to any operating environment);

(v)                                 Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

(vi)                              Other proprietary rights, including, without limitation moral rights;

(vii)                           All rights necessary to prevent claims of invasion of privacy, right of publicity, defamation, infringement of moral rights, or any other causes of action arising out of the use, adaptation, modification, reproduction, distribution, sale, or exhibition of the Software;

(viii)                        All income, royalties, damages and payments due at Closing or thereafter with respect to the Owned Software or the Intangibles therein and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

(ix)                                All rights to use all of the foregoing; and

(x)                                   All other rights in, to, and under the foregoing in all countries where it operates or sells; and

(c)                                  “Distributor” means InnerAccess and any other person or entity that has been authorized by InnerAccess to sell, license or offer to sell or license any InnerAccess Software, other than an employee of InnerAccess.  Distributors may include, without limitation, value added resellers, original equipment manufacturers, dealers, sales agents, and distributors.

(2)                                  Lists of Intellectual Property Rights and Contracts of InnerAccess:

(a)                                  The Disclosure Schedule of InnerAccess contains a complete list of each governmental filing, whether federal, state, local, foreign or otherwise, related to patents, copyrights, trademarks, service marks, trade names, other Intangibles and Software (collectively “Registrations”) of InnerAccess; (ii) identifies each pending Registration of InnerAccess with respect to the Intangibles and Software; (iii) identifies all of InnerAccess’ applications for or Registrations regarding the Intangibles and Software which have been withdrawn, abandoned, or have lapsed or been denied; and (iv) specifies any advice to InnerAccess with respect to such Registration or protectability of the Intangibles and Software;

(b)                                 The Disclosure Schedule of InnerAccess also identifies (i) each license agreement or other written or oral agreement or permission (“License Agreement”) in which InnerAccess has granted to any third party any right with respect to any of the Intangibles or Software; (ii) each item of the Intangibles and Software used or possessed by InnerAccess that any third party owns (other than Software generally available for license at retail) and the license, sublicense, agreement or other permission in connection therewith (the “Third Party License Agreement”), together with the term thereof, and all royalties or other amounts due thereon and (iii) each agreement entered into by InnerAccess that provides for the sale, license or access to any source code of the Software, including, without limitation, any source code escrow agreement (“Source Code Agreement”);

(c)                                  The Disclosure Schedule of InnerAccess is an accurate and complete list and description (including a name, product description, the language in which it is written and the type of hardware platform(s) on which it runs) of all of the following:

(i)                                     All Software owned by InnerAccess, whether purchased from a third party, developed by or on behalf of InnerAccess, currently under development or otherwise (“Owned Software”) other than Software generally available for license at retail;

(ii)                                  All Software, other than the Owned Software, that is either (x) offered or provided by InnerAccess, directly or through Distributors, to customers of InnerAccess or (y) used by InnerAccess to provide information or services to customers of InnerAccess for a fee (other than Software generally available for license at retail) (collectively, “Customer Software”; the Owned Software and the Customer Software are collectively referred to as the “InnerAccess Software”); and

(iii)                               All Software, other than InnerAccess Software, that is licensed or marketed to or from third parties or otherwise used by InnerAccess for any purpose whatsoever (collectively, “Other Software”) other than software generally available for license at retail;

(d)                                 To the extent not otherwise set forth in the Disclosure Schedule of InnerAccess, the Disclosure Schedule of InnerAccess separately sets forth an accurate and complete list and description of each registered copyright, registered or unregistered trademark, trademark application, registered or unregistered service mark, service mark application, patent application or registration, and name and logo owned, marketed or licensed by InnerAccess or from third parties, used or under development by InnerAccess (other than Software generally available for license at retail).  The Disclosure Schedule of InnerAccess indicates InnerAccess’ ownership of such items or the source of InnerAccess’ right to use such items; and

(e)                                  The Disclosure Schedule of InnerAccess identifies all individuals who have materially contributed to the development of the Owned Software.

(3)                                  Warranties:

(a)                                  InnerAccess has given Neon and the Merger Sub access to correct and complete copies of all License Agreements, Third Party License Agreements and Source Code Agreements, and except as specified in the Disclosure Schedule of InnerAccess all License Agreements, Third Party License Agreements and Source Code Agreements do not and will not require the consent or approval of any other persons as a result of the Transaction and other transactions contemplated hereby or any subsequent amalgamation or other merger or combination of InnerAccess and Merger Sub or other Affiliate of Neon, in each case, free of cost or expense;

(b)                                 InnerAccess has materially complied with all License Agreements, Third Party License Agreements and Source Code Agreements, and to the Knowledge of InnerAccess, all other parties to such agreements have complied with all provisions thereof; and to the Knowledge of the InnerAccess, no Default or event of Default exists under any of the License Agreements, Third Party License Agreements and Source Code Agreements, except as set forth in the Disclosure Schedule of InnerAccess;

(c)                                  No Software other than the Owned Software, Customer Software, Other Software and Software generally available for license at retail is required to operate InnerAccess’ Business as currently conducted and as contemplated by existing InnerAccess product and service plans;

(d)                                 Except as explained on the Disclosure Schedule of InnerAccess, InnerAccess owns and has good and marketable title to the Owned Software and Intangibles attributable to the Owned Software, and has the full right to use all of the Customer Software and Other Software, and Intangibles attributable thereto, as used or required to operate InnerAccess’ Business as currently conducted and as contemplated in the future, free and clear of any liens, claims, charges or encumbrances which would affect the use of such Software in connection with the operation of InnerAccess’ Business as currently conducted and as contemplated in the future;

(e)                                  No rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which InnerAccess takes any such action in its business as currently conducted;

(f)                                    With respect to Software which is licensed by InnerAccess to third parties or used in connection with the providing of services to third parties:

(i)                                     InnerAccess maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by InnerAccess;

(ii)                                  In each case, the machine-readable copy substantially conforms to the corresponding source code listing;

(iii)                               Such Software is written in the language set forth on the Disclosure Schedule of InnerAccess, for use on the hardware set forth on the Disclosure Schedule of InnerAccess;

(iv)                              Such Software can be maintained and modified by expert programmers familiar with such language, hardware and operating systems; and

(v)                                 In each case the Software operates substantially in accordance with the user manual thereof without operating defects of any material nature, provided however that Neon and Merger Sub acknowledge that the Software is complex in nature and may contain errors that InnerAccess may be liable to correct at no additional cost to the Customer provided further that no such correction shall have a Material Adverse Effect on InnerAccess;

(g)                                 InnerAccess has not been party to any proceeding, nor has any proceeding been threatened (and to the Knowledge of InnerAccess there are no proceedings that are likely to be brought against it), that involves or involved a claim of infringement, misappropriation or other wrongful use or exploitation of any of the patents, copyrights, trade secrets or other Intangibles of any person used or exploited by InnerAccess in the conduct of its Business, nor is there any reasonable basis therefor.  The use or other exploitation of the Software or Intangibles of InnerAccess does not conflict with, infringe upon, violate or result in a misappropriation of, any intellectual property rights or other proprietary rights of any person; provided, however, that such representation is qualified and no indemnification will be due for any such claims brought against InnerAccess or Amalco or

Neon based on a patent claim covering technology for which no license is legally required as of the date hereof or is a published standard in the industry (such as Linux, standard APIs and protocols);

(h)                                 To the Knowledge of InnerAccess, no person is violating or infringing upon, or has violated or infringed upon at any time, any of InnerAccess’ proprietary rights to any of the Software or Intangibles listed on the Disclosure Schedule of InnerAccess;

(i)                                     None of the Software or Intangibles listed on the Disclosure Schedule of InnerAccess are owned by or registered in the name of any of the InnerAccess Shareholders (including, without limitation, the Merging Shareholders and their respective Principals), any current or former owner or shareholder, partner, director, executive, officer, employee, salesperson, agent, customer or contractor of InnerAccess or its representative nor does any such person have any interest therein or right thereto, including, but not limited to, the right to royalty payments.  Except as listed on the Disclosure Schedule of InnerAccess, InnerAccess has granted no third party any exclusive rights related to any Owned Software;

(j)                                     No litigation is pending and no claim has been made against InnerAccess or, to the Knowledge of the InnerAccess, is threatened, which contests the right of InnerAccess to sell or license to any person or entity or use any of the Owned Software, Customer Software or Other Software.  Except as described in the Disclosure Schedule of InnerAccess, no former employer of any employee or consultant of InnerAccess has made a claim against InnerAccess or, to the Knowledge of InnerAccess, against any other person, that InnerAccess or such employee or consultant is misappropriating or violating the Intangibles of such former employer;

(k)                                  Except as disclosed in the Disclosure Schedule of InnerAccess, InnerAccess is not a party to or bound by and, upon the consummation of the Transaction and other transactions contemplated by this Agreement, neither InnerAccess nor the Merger Sub (in the case of the Merger Sub, as a result of any action or inaction of InnerAccess or any InnerAccess Securityholder), will be a party to or bound by any license or other agreement requiring the payment by InnerAccess, the Merger Sub or its assigns of any royalty or license payment, excluding such agreements relating to the Customer Software to the extent such royalty or license payment is expressly set forth on the Disclosure Schedule of InnerAccess;

(l)                                     Without limiting any of the foregoing, to the Knowledge of InnerAccess, none of InnerAccess’ current or former officers, executives, directors, partners, shareholders, employees, salespersons, customers, or independent contractors have disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any person other than InnerAccess, any trade secrets or proprietary information, including, without limitation, the source codes for InnerAccess Software;

(m)                               All License Agreements, Third Party License Agreements, Source Code Agreements, software development agreements, and any other written agreement between InnerAccess and any third party in which trade secrets or confidential information of InnerAccess, InnerAccess’ customers, agents, or suppliers, are disclosed binds the recipient thereof to take reasonable steps to protect the proprietary rights of InnerAccess and its customers, agents, and suppliers in such trade secrets and confidential information;

(n)                                 Except as set forth on the Disclosure Schedule of InnerAccess, none of the InnerAccess Securityholders have an ownership right or other interest in any InnerAccess Software, Other Software or Intangibles, and no claims have been made or, to the Knowledge of InnerAccess, are threatened, that the InnerAccess Software substantially fails to perform as contemplated in the License Agreement relating to such InnerAccess Software;

(o)                                 All InnerAccess’ contracts with customers since September 1, 2000 (collectively “Customer Contracts of InnerAccess”), whether completed or outstanding, were or are evidenced by written agreements containing provisions reasonably equivalent to those contained in the Disclosure Schedule of InnerAccess hereto, with only such changes as would not affect the rights of InnerAccess and would not impose on InnerAccess or the Merger Sub, as assignee thereof, any additional obligations;

(p)                                 No Customer Contract of InnerAccess provides for the transfer to the customer therein of any Intangibles relating to InnerAccess Software as to which InnerAccess thereafter shall have no further rights.  No current Customer Contract of InnerAccess provides that the customer therein shall be entitled to sublicense or otherwise transfer to a third party any of the Intangibles relating to InnerAccess Software unless such third party agrees to be bound by the confidentiality provisions thereof and agrees to pay InnerAccess royalties and other amounts comparable to those under such Customer Contract; and

(q)                                 Except as set forth on the Disclosure Schedule of InnerAccess, each past or present customer of InnerAccess and each past or present customer of InnerAccess to whom InnerAccess disclosed any of the Intangibles relating to InnerAccess Software is bound by a confidentiality provision which requires such past or present customer to take reasonable steps to protect the rights of InnerAccess in the Intangibles relating to InnerAccess Software.

(4)                                  Performance.  The InnerAccess Software:

(a)                                  Performs in accordance with all published material specifications for such Software without performance defects of any material nature, provided however that Neon and Merger Sub acknowledge that the InnerAccess Software is complex in nature and may contain errors which InnerAccess may be liable to correct at no additional cost to the Customer provided further that no such correction shall have a Material Adverse Effect on InnerAccess;

(b)                                 Complies with all material representations, warranties and other requirements specified in all of InnerAccess’ License Agreements.

Section 3.28                            Taxes.

Except as otherwise set forth on the Disclosure Schedule of InnerAccess:

(a)                                  All returns, declarations, reports, estimates, statements, schedules or other information or documents with respect to Taxes (collectively, “Tax Returns”) required to be filed by or with respect to InnerAccess have been timely filed (giving effect to extensions granted with respect thereto), with the appropriate tax authorities and all such Tax Returns are true, correct, and complete in all material respects;

(b)                                 InnerAccess has paid all Taxes when due to any federal, provincial, local, foreign or other taxing authority other than any amounts which InnerAccess may be required to withhold and remit to the Canada Revenue Agency (the “CRA) and if applicable to the Ministère du revenue du Québec (the “MRQ”), in connection with (i) the exercise of InnerAccess Special Warrants by a beneficial holder of InnerAccess Special Warrants who has not established to the satisfaction of InnerAccess that at all relevant times, for the purposes of the Tax Acts, he is resident or deemed to be resident, in Canada (a “Non-Resident”) and (ii) the deemed disposition of InnerAccess Special Warrants upon the Amalgamation by a beneficial holder of InnerAccess Special Warrants who is a Non-Resident;

(c)                                  There are no liens for Taxes upon any of the assets of, or interests in InnerAccess, except liens for Taxes not yet due and payable;

(d)                                 Other than a review by the CRA and MRQ of claims for scientific research and experimental development tax credits filed by InnerAccess from time to time or to be filed on behalf of InnerAccess after the Closing Date and a review by the Ministry of Finance (Ontario) (the “MFO”) of Ontario Innovation Tax Credits filed by InnerAccess from time to time or to be filed on behalf of InnerAccess after the Closing Date (collectively, the “SRED Tax Credits”), which SRED Tax Credits have been filed in a manner consistent with claims for SRED Tax Credits made by InnerAccess for the fiscal years ended November 30, 2000, November 30, 2001 and November 30, 2002, no Tax Return of InnerAccess is being audited by the relevant taxing authority.  No deficiency for any Taxes has been proposed, asserted or assessed against InnerAccess that has not been resolved and paid in full.  Other than a review of claims for SRED Tax Credits by CRA, MRQ or MFO, as the case may be, there are no outstanding waivers, objections, extensions, or comparable consents regarding the application of the statute of limitations or period of reassessment with respect to any Taxes or Tax Returns that have been given or made by InnerAccess (including the time for filing of Tax Returns or paying Taxes) and InnerAccess has no pending requests for any such waivers, extensions, or comparable consents;

(e)                                  Other than a review of claims for SRED Tax Credits by CRA, MRQ or MFO, as the case may be, to the Knowledge of InnerAccess, no audit or other proceeding by any federal, provincial, local or foreign court, governmental, regulatory, administrative or similar authority is presently pending with respect to any Taxes or Tax Return of InnerAccess and InnerAccess has not received written notice of any pending audits or proceedings;

(f)                                    Except as set forth on the Disclosure Schedule of InnerAccess, InnerAccess has not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect on InnerAccess;

(g)                                 InnerAccess has complied in all material respects with all applicable Regulations relating to the payment and withholding of Taxes other than any amounts which InnerAccess may be required to withhold and remit to the CRA and if applicable MRQ, in connection with (i) the exercise of InnerAccess Special Warrants by a beneficial holder of InnerAccess Special Warrants who is a Non-Resident and (ii) the

deemed disposition of InnerAccess Special Warrants upon the Amalgamation by a beneficial holder of InnerAccess Special Warrants who is a Non-Resident and has, within the time and the manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld other than any amounts which InnerAccess may be required to withhold and remit to the CRA and if applicable to the MRQ, in connection with (i) the exercise of the InnerAccess Special Warrants by a beneficial holder of InnerAccess Special Warrants who is a Non-Resident and (ii) the deemed disposition of InnerAccess Special Warrants upon the Amalgamation by a beneficial holder of InnerAccess Special Warrants who is a Non-Resident;

(h)                                 To the Knowledge of InnerAccess, there is no reason to suspect that any taxing authority may claim or assess any material amount of Taxes payable by InnerAccess for any period ending on or prior to the Closing Date and there are no facts of which InnerAccess or the Principals are aware which would constitute grounds for the assessment of any material amount of Taxes payable by InnerAccess for any period ending on or prior to the Closing Date;

(i)                                     Each of the Merging Shareholders is a taxable Canadian corporation for purposes of the Tax Acts; and

(j)                                     No issue has been raised in writing by a federal, provincial, local or foreign taxing authority in any examination relating to InnerAccess that could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

Section 3.29                            Employee Benefit Programs.

(1)                                  The Disclosure Schedule of InnerAccess lists every Employee Program (as defined below) that has been maintained (as defined below) by InnerAccess at any time during the three-year period ending on the date of the Closing.

(2)                                  Other than as disclosed in the Disclosure Schedule of InnerAccess, to the Knowledge of InnerAccess, there has been no failure of any party to comply in any material respects with any laws applicable to the Employee Programs that have been maintained by InnerAccess.  With respect to any Employee Program maintained by InnerAccess, there has occurred no material violation of, or material breach of any duty under applicable law or any Tax law requirements, or conditions to favourable Tax treatment, applicable to such plan), which could result, directly or indirectly, in any Taxes, penalties or other liability to InnerAccess.  No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of InnerAccess, threatened with respect to any Employee Program.

(3)                                  With respect to each Employee Program maintained by InnerAccess, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Merger Sub:  (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (iii) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (iv) any documents evidencing any loan to an Employee Program that is an employee stock ownership plan; and (v) all other materials reasonably necessary for Merger Sub to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing Date (including, without limitation, health care continuation requirements).

(4)                                  Other than as set forth on the Disclosure Schedule of InnerAccess, InnerAccess has not announced any plan or commitment to create any additional Employee Program which is intended to cover employees or former employees of InnerAccess or to amend or modify any existing Employee Program which covers or has covered employees or former employees of InnerAccess.

(5)                                  To the Knowledge of InnerAccess, no event has occurred in connection with which InnerAccess or any Employee Program, directly or indirectly, could be subject to any material liability (A) under any Regulation or governmental order relating to any Employee Programs or (B) pursuant to any obligation of InnerAccess to indemnify any person against liability incurred under any such Regulation or order as they relate to the Employee Programs.

(6)                                  Except as described on the Disclosure Schedule of InnerAccess, neither the execution and delivery of this Agreement nor the consummation of the Transaction and other transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Program (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(7)                                  Each Employee Program and related trust agreement or other funding instrument, as applicable, which covers or has covered employees or former employees of InnerAccess (with respect to their relationship with such entities) is legally valid and binding and in full force and effect.

(8)                                  All contributions required to be made by InnerAccess with respect to any Employee Program due as of any date through and including the Closing Date have been made when due.

(9)                                  For purposes of this section:

(a)                                  “Employee Program” means (A) any employee benefit plan, including, but not limited to, health, dental, insurance, and similar plans and programs for the benefit of employees and (B) any employment, consulting, severance or other similar contract, arrangement or policy, any stock option plan, phantom stock plan, bonus or incentive award plan, deferred compensation agreement, supplemental income arrangement, and vacation plan, and any other employee benefit plan, agreement, or arrangement not described in (A) above.  In the case of an Employee Program funded through a trust, each reference to such Employee Program shall include a reference to such trust; and

(b)                                 An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependants, or beneficiaries.

(10)                            There are no pension plans existing in respect of the employees of InnerAccess.

Section 3.30                            Insurance.

The Disclosure Schedule of InnerAccess contains a complete and accurate list of all policies or binders of commercial package policy, commercial general liability and information technology errors and omissions liability insurance maintained by InnerAccess.  All such insurance coverage applicable to InnerAccess is in full force and effect and provides coverage as may be required by applicable Regulation and by any and all Contracts to which InnerAccess is a party.  There is no material Default under any such coverage nor is there presently any failure to give notice or present any claim under any such coverage in a due and timely fashion.  There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or non-renewal of any such coverage has been received.  InnerAccess’ commercial package policy and commercial general liability policy are present occurrence policies and not claims made policies except that the commercial general liability policy is a claims made policy with respect to employee benefits liability and InnerAccess’ information technology errors and omissions liability policy is a claims made policy.  There are no outstanding performance bonds covering or issued for the benefit of InnerAccess.  To the Knowledge of InnerAccess, no insurer has advised InnerAccess that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder, provided that Neon acknowledges that certain of InnerAccess’ insurance policies have been renewed but InnerAccess has not yet received a notice indicating the premiums that will be payable in respect of such policies.

Section 3.31                            Accounts Receivable.

The Disclosure Schedule of InnerAccess includes an accurate and complete list of accounts receivable, including the days outstanding of such accounts receivable, as of the date hereof and as of the Closing Date.  The Disclosure Schedule of InnerAccess indicates the number of days such accounts receivable have been outstanding as of the respective date of the information.  The accounts receivable set forth on the Disclosure Schedule of InnerAccess and the accounts receivable set forth on the Audited Balance Sheet, represent, bona fide claims of InnerAccess against debtors for sales, services performed or other charges arising on or before such date, and all the goods delivered and services performed which gave rise to said accounts where delivered or performed in all material respects in accordance with the applicable orders, Contracts of InnerAccess or customer requirements.  Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Audited Balance Sheet and, in the case of accounts receivable arising since April 30, 2004, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Audited Balance Sheet.

Section 3.32                            Environmental Matters.

(1)                                  To the Knowledge of InnerAccess, except for Hazardous Materials contained in cleaning and other office products used in the ordinary course of InnerAccess’ Business (i) InnerAccess has not ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to the Knowledge of InnerAccess, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of by InnerAccess at any site presently or formerly owned, operated, leased, or used by InnerAccess or has ever been located in the soil or groundwater at any such site; (iii) to the Knowledge of InnerAccess, no Hazardous Material has ever been transported by InnerAccess from any site presently or formerly owned, operated, leased, or used by InnerAccess for treatment, storage, or disposal at any other place; (iv) to the Knowledge of

InnerAccess, InnerAccess does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) to the Knowledge of InnerAccess, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by InnerAccess in connection with the presence of any Hazardous Material.

(2)                                  (i) To the Knowledge of InnerAccess, InnerAccess does not have liability under, nor, to the Knowledge of InnerAccess, has InnerAccess ever violated in any material respect, any Environmental Law (as defined below); (ii) to the Knowledge of InnerAccess, InnerAccess does not have any property owned, operated, leased, or used by it that, to the Knowledge of InnerAccess, has ever violated in any material respect, any Environmental Law, and all facilities and operations of InnerAccess are presently in compliance in all material respects with all applicable Environmental Laws; (iii) InnerAccess has not ever entered into or been subject to any judgement, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request from any Governmental Authority or agency for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) InnerAccess and the Principals have no reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

(3)                                  InnerAccess and the Principals have made available to Neon and the Merger Sub copies of all material documents and records, and information in the possession of InnerAccess and the Principals concerning any environmental or health and safety matter relevant to InnerAccess, whether generated by InnerAccess or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, Permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

(4)                                  For purposes of this Section 3.32, (i) “Hazardous Material” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law except for any Hazardous Material contained in cleaning and other office products used in the ordinary course of InnerAccess’ Business; (ii) “Hazardous Waste” shall mean and include any contaminant or hazardous waste as defined or regulated under any Environmental Law; (iii) “Environmental Law” shall mean any environmental or health and safety-related Regulation, including, without limitation, the Environmental Protection Act (Ontario) and the Occupational Health and Safety Act (Ontario), whether existing as of the date hereof, previously enforced, or subsequently enacted; (iv) “InnerAccess” shall mean and include InnerAccess and its Subsidiaries.

Section 3.33                            Warranty or Other Claims.

There are no existing or, to the Knowledge of InnerAccess, threatened service liability, warranty or other similar claims, or any reasonable basis upon which a material claim of such nature could be based, against InnerAccess for services which are negligent, defective or fail to meet any service warranties other than any claims or threatened claims relating to errors in the InnerAccess Software that have been disclosed in the Disclosure Schedule of InnerAccess.  Since April 30, 2004, no claim has been asserted against InnerAccess for re-negotiation or price re-determination of any business transaction, and, to the Knowledge of InnerAccess, there are no facts known to InnerAccess or the Principals upon which any such claim could be based.

Section 3.34                            Powers of Attorney.

(1)                                  Except as disclosed in Schedule 3.34 of the Disclosure Schedule of InnerAccess, neither InnerAccess nor the Principals have any outstanding power of attorney with respect to or affecting the Transaction contemplated by this Agreement.

(2)                                  Except as disclosed in Schedule 3.34 of the Disclosure Schedule of InnerAccess, the Merging Shareholders do not have any outstanding power of attorney with respect to or affecting any transaction contemplated by this Agreement

Section 3.35                            Offshore Investment and Private Offering Representations.

As a condition precedent to the delivery of the Neon Common Stock for which the Amalco Class B Redeemable Shares are to be redeemed, each InnerAccess Securityholder (including each of the Principals) shall execute and deliver to Neon and Amalco a Transmittal Letter in substantially the form attached hereto as Schedule 3.35.  The Principals hereby additionally represent, warrant and covenant as set forth below, and all such representations and warranties shall be true and correct as of the Closing Date as if then made and shall survive the Closing:

(a)                                  Such Principal is not a U.S. Person (as defined in Regulation S under the Securities Act), is not an affiliate (as defined in Rule 501(b) under the Securities Act, of Neon and is not a corporation that has been formed principally for the purpose of investing in securities not registered under the Securities Act.  Each Principal is an individual.

Pursuant to Regulation S, Rule 903(k)(1), a “U.S. Person” means:

(i)                                     Any natural person resident in the United States;

(ii)                                  Any partnership or corporation organized or incorporated under the laws of any state of the United States;

(iii)                               Any estate of which any executor or administrator is a U.S. Person;

(iv)                              Any trust of which any trustee is a U.S. Person;

(v)                                 Any agency or branch of a foreign entity located in the United States;

(vi)                              Any non-discretionary account or similar account (other than an estate or trust held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

(vii)                           Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(viii)                        Any partnership or corporation if:

(A)                              Organized or incorporated under the laws of any foreign jurisdiction; and

(B)                                Formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts;

(b)                                 The Principal is acquiring the Amalco Class A Redeemable Shares and Amalco Class B Redeemable Shares and understands that such Amalco Class B Redeemable Shares will be redeemed for Neon Common Stock and that such Amalco Class A Redeemable Shares will be redeemed for cash and such redemption will be for such Principal’s own account for the purpose of investment and not (A) with a view to, or for sale in connection with, any distribution thereof or (B) for the account of, as a nominee or agent for, or on behalf of any U.S. Person;

(c)                                  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement such Principal was outside the United States;

(d)                                 Such Principal:

(i)                                     Understands that the Neon Common Stock transferred upon redemption of and as consideration for the Amalco Class B Redeemable Shares as contemplated under this Agreement (the “Neon Consideration Stock”) is distributed under Regulation S under the Securities Act, or under another exemption from the registration requirements of the Securities Act and the Principal will not, during the period commencing on the date of redemption of the Amalco Class B Redeemable Shares into Neon Consideration Stock and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the “Restricted Period”), offer, sell, pledge or otherwise transfer the Neon Consideration Stock in the United States, or to a U.S. Person for the account or benefit of a U.S. Person;

(ii)                                  Understands that the Neon Consideration Stock is being offered in a transaction not involving any public offering within the meaning of the Securities Act and that neither the Amalco Class B Redeemable Shares nor the Neon Consideration Stock have been registered under the Securities Act, and will, offer, sell, pledge or otherwise transfer the Neon Consideration Stock only in accordance with Regulation S under the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in accordance with all applicable state and foreign securities laws;

(iii)                               Has not in the United States, engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of any equity security issued by Neon (including, without limitation, Neon Common Stock) or any hedging transaction with respect to any such equity security, including without limitation, put, call or other option transaction, option writing and equity swaps unless in compliance with the Securities Act;

(e)                                  None of the Principals, his affiliates or any person acting on behalf of any Principal or any such affiliates has engaged, or will engage, in any directed selling efforts (within the meaning of Rule 901(b) of

Regulation S under the Securities Act) with respect to the Neon Consideration Stock and they, their affiliates and all persons acting on their behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act, provided however, that no breach of this representation shall result unless such Principal is deemed to be, in relationship to the transfer of the Neon Consideration Stock, a distributor, an affiliate of Neon or a distributor, or any person acting on behalf of Neon or a distributor pursuant to Regulation S (a “Regulation S Affiliate”);

(f)                                    The Transaction and other transactions contemplated by this Agreement have not been pre-arranged by the Principals or with a buyer (other than Neon) located in the United States or with a U.S. Person, and are not part of a plan or scheme by the Principals to evade the registration requirements of the Securities Act;

(g)                                 Neither such Principal, any affiliate of such Principal, nor any person acting on his behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Neon Consideration Stock.  Each Principal agrees not to cause any advertisement of the offering of Neon Consideration Stock to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Neon Consideration Stock, provided however, that no breach of this representation shall result unless such Principal is deemed to be, in relationship to the transfer of the Neon Consideration Stock, a Regulation S Affiliate;

(h)                                 Such Principal understands that the Neon Consideration Stock has not been registered under the Securities Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration and each certificate representing the Neon Consideration Stock will be endorsed with the following legends:

(i)                                     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON EXEMPTIONS UNDER THE SECURITIES ACT INCLUDING REGULATION

S, AND STATUTORY EXEMPTIONS UNDER APPLICABLE STATE AND FOREIGN SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, EXCEPT IN A TRANSACTION IN ACCORDANCE WITH REGULATION S OR WHICH IS OTHERWISE EXEMPT FROM REGISTRATION UNDER PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER.  THESE SECURITIES MAY NOT BE A PART OF ANY HEDGING TRANSACTIONS THAT DO NOT COMPLY WITH THE SECURITIES ACT; and

(ii)                                  Any legend required to be placed thereon by applicable U.S. federal or state securities laws;

(i)                                     Such Principal has substantial experience in business and finance and in evaluating and investing in securities in companies similar to Neon so that he is capable of evaluating the merits and risks of acquiring the Neon Consideration Stock to be transferred to such Principal and has the capacity to protect his own interests.  Such Principal must bear the economic risk of holding the Neon Consideration Stock;

(j)                                     Such Principal understands that the availability of the exemptions from registration under the Securities Act depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Principal’s representations as expressed herein;

(k)                                  Such Principal understands that a public market has recently been created for the Neon Common Stock but that there is no assurance that a public market will be maintained for the Neon Common Stock;

(l)                                     Such Principal has received and read the Neon periodic and annual reports under the U.S. Securities and Exchange Act of 1934 and the financial statements accompanying such reports and has had an opportunity to discuss Neon’s business, management and financial affairs with its management.  Such Principal has also had an opportunity to ask questions of and receive answers from officers of Neon regarding the terms and conditions of acquiring the Neon Consideration Stock pursuant to this Agreement; however, neither such inquiries nor any such investigation conducted by or on behalf of such Principal or its representatives or counsel shall modify, amend or affect such Principal’s right to rely on the disclosures, representations and warranties of Neon, Merger Sub or Subco 1 contained in this Agreement.

Section 3.36                            Hart-Scott-Rodino.

InnerAccess (i) does not hold assets (other than investment assets or voting or nonvoting securities of another person, as such terms are used under the Hart-Scott-Rodino Act) located in the United States having an aggregate total value of U.S. $50 million or more, and (ii) has not made aggregate sales in or into the United States equalling U.S. $50 million or more in its most recent fiscal year.

Section 3.37                            Exchange Ratio.

Each of the Principals and the Merging Shareholders acknowledge and agree that the payment of (a) the Cash Consideration to be paid per Amalco Class A Redeemable Share and (b) the Neon Consideration Stock to be paid per Amalco Class B Redeemable Share set forth in Article 2 hereof is properly allocated among the aggregate number of issued and outstanding (i) InnerAccess Shares (other than the InnerAccess Shares held by the Merging Shareholders), and (ii) shares in the share capital of each of the Merging Shareholders, in each instance as at the Closing Date, and includes the InnerAccess Shares issuable upon exercise of the InnerAccess Special Warrants.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NEON, SUBCO 1 AND MERGER SUB

As a material inducement to InnerAccess, the Merging Shareholders, and the Principals to enter into this Agreement and consummate the Transaction and other transactions contemplated hereby, Neon, Subco 1 and Merger Sub jointly and severally hereby make the representations and warranties to InnerAccess, the Merging Shareholders, and the Principals as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 4.1                                   Organization.

(1)                                  Neon.  Neon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its Business in the manner and in the places where such properties are owned or leased or such business is conducted or proposed to be conducted by it.  Each of Neon’s Subsidiaries is duly organized or incorporated (as applicable) validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation with full corporate power and authority (as applicable) to own or lease its properties and to conduct its Business in the manner and in the places where such properties are owned or leased or such Business is conducted or proposed to be conducted by it.  Neither Neon nor any of its Subsidiaries is in violation of any terms of its respective Certificate and

Articles of Incorporation, By-laws or other organizational documents.  Neither Neon nor any of its Subsidiaries is required to be licensed or qualified to conduct its Business in any other jurisdiction where it is not so licensed or qualified in which failure to be so licensed or qualified would have a Material Adverse Effect on Neon or any of its Subsidiaries, as the case may be.

(2)                                  Subco 1.  Subco 1 is a corporation incorporated, duly organized, validly existing and in good standing under the Québec Act with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is or is proposed to be conducted.  Subco 1 is a wholly-owned subsidiary of Neon.  Subco 1 has not engaged in any business (other than in connection with this Agreement and Transaction and other transactions contemplated thereby) since the date of its incorporation.

(3)                                  Merger Sub.  Merger Sub is a corporation incorporated, duly organized, validly existing and in good standing under the Québec Act with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is or is proposed to be conducted.  Merger Sub is an indirect wholly-owned subsidiary of Neon.  Attached hereto as part of the Disclosure Schedule of Neon are accurate and complete copies of the Certificate and Articles of Incorporation and By-Laws of Merger Sub, together with all amendments thereto, in each case, as in effect as of the date hereof. Merger Sub has not engaged in any business (other than in connection with this Agreement and Transaction and other transactions contemplated thereby) since the date of its incorporation.

(4)                                  Capital Structure of Neon.  The authorized capital stock of Neon consists of (i) 30,000,000 shares of Neon Common Stock, $.01 par value per share, of which 8,914,877 shares are issued and outstanding (not including shares reserved for issuance upon the exercise of outstanding warrants and options, including the InnerAccess Special Warrants and Québec Warrants) and 913,400 shares are held as treasury shares, in each case as of the date hereof and (ii) 10,000,000 shares of serial preferred stock none of which are issued and outstanding.  Except as set forth in the Neon SEC Documents (defined below), there are no outstanding options, warrants or rights to purchase or acquire from Neon any capital stock of Neon, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Neon is bound to issue any additional shares of its capital stock or other securities (other than this Agreement and the issuances contemplated hereby). Neon has reserved 2,682,412 shares of Neon Common Stock for issuance upon the exercise of outstanding options or warrants to purchase Neon Common Stock as of the date hereof. Neon has also reserved for issuance an additional 2,672,603 shares of Neon Common Stock underlying authorized but, as of the date hereof, unissued stock options under all current stock option plans.  The shares of Neon Consideration Stock to be issued pursuant to the Transaction are duly authorized and, upon issuance in accordance with the terms of this Agreement and any agreements contemplated hereby, will: (i) be validly issued, fully paid and non-assessable and not subject to pre-emptive rights or other similar rights of shareholders; (ii) be free from all liens and charges with respect to the issuance thereof; (iii) be issued to Merger Sub and transferred to holders of Amalco Class B Redeemable Shares pursuant to a valid exemption under the Securities Act; (iv) subject to the agreement or non-objection of the AMF, the issue of the Neon Consideration Stock to Merger Sub will be exempt from the prospectus requirements under the securities laws of the Province of Québec; (v) subject to the agreement or non-objection of the AMF, the transfer of the Neon Consideration Stock from Merger Sub to holders of Amalco Class B Redeemable Shares resident in Québec will not be subject to the prospectus requirements under the securities laws of the Province of Québec; (vi) the transfer of the Neon Consideration Stock to the holders of Amalco Class B Redeemable Shares resident in Ontario and Alberta will be exempt from the registration and prospectus requirements under the securities laws of the Province of Ontario and the Province of Alberta, respectively; (vii) subject to the grant of an exemption order from the AMF, the transfer of the Neon Consideration Stock from Merger Sub to holders of Amalco Class B Redeemable Shares resident in Québec will be exempt from the registration requirements under the securities laws of the Province of Québec; (viii) subject to the grant of an exemption order from the AMF and the terms of such exemption order, not be subject to any restrictions on transfer by holders resident in Québec under applicable securities laws in the Province of Québec; (ix) subject to (A) any restrictions on transfer by reason of a holder being a “control person” (or the equivalent) of Neon and (B) satisfaction of the requirements under Section 2.14 of Multilateral Instrument 45-102 Resale of Securities (the “Instrument”), not be subject to the prospectus requirement in respect of the first trade of the Neon Consideration Stock held by former InnerAccess Securityholders resident in those Canadian jurisdictions in which Section 2.14 of the Instrument is in effect; (x) be subject to the holding period prescribed by Rule 144 of the Securities Act; (xi) be registered or exempt from registration under applicable “blue sky laws”; and (xii) not contravene the rules and regulations of Nasdaq.

(5)                                  Upon termination of the Restricted Period, the first trade of shares of Neon Consideration Stock transferred to InnerAccess Securityholders upon redemption of the Amalco Class B Redeemable Shares shall not be subject to registration under the current rules and regulations under the Securities Act assuming that (i) all recipients of the Neon Consideration Stock are not U.S.

Persons as defined herein, (ii) all the conditions for exemption under Regulation S or another exemption from registration under SEC rules and regulations have been met; (iii) Neon has obtained any necessary permits to permit Canadian residents to trade the Neon Consideration Stock on a foreign exchange; and (iv) any such trade is conducted in accordance with the rules and regulations of the Nasdaq Stock Market and Rule 144 of the Securities Act.

(6)                                  Capital Structure of Subco 1.  The authorized capital of Subco 1 consists of an unlimited number of common shares without par value of which one common share is issued and outstanding as at the date hereof.

(7)                                  Capital Structure of Merger Sub.  The authorized capital of Merger Sub consists of an unlimited number of common shares without par value.  Immediately prior the Amalgamation, the issued capital of Merger Sub will consist of 1,000 common shares.  At Closing, the paid-up capital of Merger Sub, for the purposes of the Québec Act and the Tax Acts shall be equal to the Canadian dollar equivalent (calculated at the Canadian Dollar Exchange Rate on the day prior to the Closing Date) of the sum of $2,400,000 and the product obtained by multiplying the closing price per share of the Neon Common Stock on the Nasdaq Stock Market (on the last trading day prior to the Closing Date) and the 407,123 shares of Neon Consideration Stock to be transferred to holders of Amalco Class B Redeemable Shares as contemplated herein.

Section 4.2                                   Authority.

(1)                                  Neon, Subco 1 and Merger Sub have full right, authority and power to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by Neon, Subco 1 and Merger Sub pursuant to this Agreement and to consummate the Transaction and other transactions contemplated hereby and thereby.  The execution, delivery and performance by Neon, Subco 1 and Merger Sub of this Agreement and each such other agreement, document and instrument have been duly and validly authorized by all necessary action of the board of directors of Neon, Subco 1 and Merger Sub and the sole shareholder of Subco 1 and Merger Sub and no other action on the part of the board of directors or shareholders of each of Neon, Subco 1 and Merger Sub is required in connection therewith.

(2)                                  This Agreement and each other agreement, document and instrument executed and delivered by Neon, Subco 1 and Merger Sub pursuant to this Agreement have been or will be, as applicable, duly and validly executed and delivered by Neon, Subco 1 and Merger Sub and constitutes, or when executed and delivered will constitute, legal, valid and binding obligations of Neon, Subco 1 and Merger Sub enforceable in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.  The execution, delivery and performance by Neon, Subco 1 and Merger Sub of this Agreement and each such agreement, document and instrument and the consummation of the Transaction and other transactions contemplated hereby and thereby:

(a)                                  does not and will not violate any provision of the Certificate, Articles of Incorporation and by-laws of Merger Sub;

(b)                                 does not and will not violate any provision of the Certificate, Articles of Incorporation and by-laws of Subco 1;

(c)                                  does not and will not violate any provision of the Certificate, Articles of Incorporation and the By-laws of Neon, including any amendments or restatements thereto;

(d)                                 does not and will not violate any applicable laws or require Neon, Subco 1 and Merger Sub to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made prior to the Closing Date other than any such approval, consent or waiver of or filing with respect to which the failure to so obtain will not have a Material Adverse Effect on the business and operation of each of Subco 1 and Merger Sub, individually, or Neon and its Subsidiaries, taken as a whole, following the Closing; and

(e)                                  does not and will not result in a breach of, constitute a Default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement, contract, instrument, mortgage, lien, Lease, permit, authorization, order, writ, judgement, injunction, decree, determination or arbitration award to which Neon, any of its Subsidiaries, Merger Sub or Subco 1, is a party or by which the property of Neon, any of its Subsidiaries, Merger Sub or Subco 1 is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or similar encumbrance on any of the Assets or capital stock of Neon, any of its Subsidiaries or Merger Sub and Subco 1 and which is material to the Business and financial condition of Neon or such Subsidiary, Merger Sub or Subco 1 on a consolidated basis, except in the case of clause (a), (b) and (c) for such violations, breaches, Defaults, accelerations or terminations as would not, individually or in the aggregate, have a Material Adverse Effect on Neon, Merger Sub or Subco 1.

Section 4.3                                   SEC Documents; Financial Statements.

(1)                                  Neon has filed all forms, reports, statements, schedules, registration statements (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act) and other documents required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since March 31, 2002 (such forms, reports, statements, schedules and other documents, including any such forms, reports, statements, schedules and other documents filed subsequent to the date hereof, being, collectively, the “Neon SEC Documents”).  Neon has made available to InnerAccess and the InnerAccess Securityholders a true and complete copy of each Neon SEC Document filed with the SEC by Neon since March 31, 2002, and, prior to the Closing Date, Neon will have furnished InnerAccess and the InnerAccess Securityholders with true and complete copies of any additional Neon SEC Documents filed with the SEC by Neon prior to the Closing Date.  All documents required to be filed as exhibits to the Neon SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except as disclosed in the Neon SEC Documents and those which have expired in accordance with their terms, and neither Neon nor any of its subsidiaries is in default thereunder.  The Neon SEC Documents (i) at the time they were filed or, if amended, as of the date of such amendment, complied in all material respects, and each report subsequently filed by Neon with the SEC will comply in all material respects, with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, and (ii) did not or will not, at the time they were or will be filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  No Subsidiary of Neon is required to file any form, report or other document with the SEC.  Except as set forth in the Neon Disclosure Schedule, Neon has not received any non-routine inquires or interrogatories, whether in writing or otherwise, from the SEC, the Nasdaq Stock Market or any other Governmental Authority or, to the Knowledge of Neon, been the subject of any investigation, audit, review or hearing by or in front of such persons, in each case with respect to any of the Neon SEC Documents or any of the information contained therein.  True and complete copies of any such written inquiries or interrogatories have been furnished to InnerAccess, and InnerAccess has otherwise been made aware of any such oral inquiries or interrogatories, investigations, audits, reviews or hearings.  The financial statements of Neon, including the notes thereto, included in the Neon SEC Documents (the “Neon Financial Statements”) are complete and correct in all material respects as of their respective dates, comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with U.S. GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements included in the Neon SEC Documents, as permitted by Form 10-Q under the Exchange Act).  The Neon Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flows of Neon and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).  There has been no change in Neon accounting policies except as described in the notes to the Neon Financial Statements.  Except as and to the extent set forth in the Neon SEC Documents, none of Neon nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case that is required by US GAAP to be set forth on a consolidated balance sheet of Neon or in the notes thereto, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2002, and that would not reasonably be expected to have a Material Adverse Effect on Neon.

(2)                                  Except as set forth in Neon SEC Documents from December 31, 2003 through the date hereof (i) there has not been any Material Adverse Change in the Business, operations, properties, Assets, Liabilities, condition (financial or other), results of operations or prospects of Neon and its Subsidiaries, taken as a whole, and (ii) Neon and its Subsidiaries have conducted their Businesses only in the ordinary course and in a manner consistent with past practice and Neon and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.3.

Section 4.4                                   Information to be Supplied.

All information supplied or to be supplied by Neon or its Subsidiaries or representatives for inclusion in the documents to be sent to InnerAccess Securityholders in connection with the InnerAccess Meeting will not, on the date such documents are mailed to InnerAccess Securityholders, on the date of the InnerAccess Meeting and on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required by law or Regulation to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5                                   Permits; Compliances.

(1)                                  Except as set forth in the Neon Disclosure Schedule:

(a)                                  the operations of Neon and its Subsidiaries have been conducted in compliance with all Regulations, including without limitation all Regulations relating to consumer protection, equal opportunity, health, fire, zoning, environmental and building and occupational safety matters where the non-compliance of which would cause a Material Adverse Effect on Neon;

(b)                                 neither Neon nor any of its Subsidiaries has received written notice of any material violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Authority involving allegations of any violation) of any Regulation, or is in material default with respect to any Regulation, and to the Knowledge of Neon, no investigation, inspection, audit or other proceeding by any Governmental Authority involving allegations of any material violation of any Regulation is threatened or contemplated;

(c)                                  to the Knowledge of Neon, each of Neon and its Subsidiaries has, all licenses, franchises, permits, authorizations, certifications, easements, variances, exceptions, consents, and orders, including approvals from all Governmental Authorities (“Approvals”) required for the conduct of the Business of each of Neon and its Subsidiaries and the occupancy and operation, for its present uses, of the real and personal property which each of Neon and its Subsidiaries owns or leases, and neither Neon nor any of its Subsidiaries is in violation of any such Approval or any terms or conditions thereof;

(d)                                 all Approvals for Neon and each of its Subsidiaries are in full force and effect, have been issued to and fully paid for by the holder thereof and, to the Knowledge of Neon, no suspension or cancellation thereof has been threatened;

(e)                                  no Approvals for Neon and each of its Subsidiaries will in any material way be affected by, or terminate or lapse by reason of, the Transaction and other transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith; and

(f)                                    neither Neon nor any of its Subsidiaries, nor the officers or directors, nor, to the Knowledge of Neon, the employees or agents of Neon or any of its Subsidiaries, have engaged in any activities which are prohibited, or are cause for criminal or civil penalties under any applicable Regulation.

Section 4.6                                   Litigation.

Except as described in the Neon SEC Documents filed prior to the date hereof, there is no Action pending or, to the Knowledge of Neon, threatened against Neon or any of its Subsidiaries, or any property or Asset of Neon or any such Subsidiary, before any Governmental Authority that (a) has had or would reasonably be expected to have a Material Adverse Effect on Neon or (b) seeks to materially delay or prevent the consummation of the Transaction.  Neither Neon nor any of its Subsidiaries nor any property or asset of Neon or any such Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Neon, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect on Neon.

Section 4.7                                   No Vote Required.

No vote of the stockholders of Neon is required by Regulation, Neon’s Certificate or Articles of Incorporation or by-laws or otherwise in order for Neon, Subco 1 and Merger Sub to consummate the Transaction.

Section 4.8                                   Financing.

Neon has, and will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Cash Consideration to be paid in connection with the Transaction and to pay all fees and expenses in connection therewith.

Section 4.9                                   Securities and Blue Sky Laws.

Neon shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Neon Common Stock in connection with the Transaction and other transactions contemplated hereby.  InnerAccess shall use its best efforts to assist Neon as may be necessary to comply with the securities and “blue sky laws” of all jurisdictions which are applicable in connection with the issuance of Neon Common Stock in connection with the Transaction.

Section 4.10                            Listing of Additional Shares.

Neon shall file with the Nasdaq Stock Market a listing application for and use reasonable efforts to obtain a listing of additional shares with respect to Neon Common Stock underlying the Amalco Class B Redeemable Shares, including Neon Common Stock underlying any Amalco Class B Redeemable Shares issuable upon exercise of InnerAccess Special Warrants or Québec Warrants.

Section 4.11                            Neon Not a Reporting Issuer.

Neon is not as of the date of this Agreement, and immediately after the Closing will not be, a “reporting issuer” under the securities laws of any province or territory of Canada and, to the Knowledge of Neon, as of the date of this Agreement residents of Canada do not, and will not immediately after the Closing, own directly or indirectly more than 10 percent of the outstanding shares of Neon Common Stock and represent in number more than 10 percent of the total number of the direct or indirect owners of shares of Neon Common Stock.

Section 4.12                            Listing and Maintenance Requirements.

Neon has not, in the 12 months preceding the date hereof, received notice from the Nasdaq Stock Market that Neon is not in compliance with the listing or maintenance requirements of the Nasdaq Stock Market. Neon is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 4.13                            No Additional Agreements.

Other than as set forth in this Agreement and in the transactions contemplated in connection therewith Neon does not have any additional agreement or understanding entitling any person or entity to receive Redeemable Preferred Shares.

ARTICLE 5
COVENANTS

Section 5.1                                   Further Assurances.

(1)                                  Upon the terms and subject to the conditions contained herein, Neon, Subco 1 and Merger Sub on the one hand, and InnerAccess, the Merging Shareholders, and the Principals on the other hand, agree, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction and other transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the Transaction and other transactions contemplated hereunder, and (c) to co-operate with each other in connection with the foregoing.  Without limiting the foregoing, the Merging Shareholders, on the one hand, and Neon and Merger Sub on the other hand, agree to use their respective commercially reasonable efforts (i) to obtain the consents of each relevant party with respect to license agreements between any third party and InnerAccess; provided, however, that to the extent Merger Sub fails to co-operate (A) by providing on a timely basis any financial or similar information reasonably requested by the party whose consent is sought, including, without limitation, any pro forma financial statements with respect to Neon reflecting the consummation of the Transaction and other transactions contemplated hereby, except to the extent such disclosure is prohibited by applicable Regulation or (B) by failing to execute and deliver any assumption agreement or similar instrument requested by any lessor or sub-lessor and which is reasonably acceptable to Neon in connection with the obtaining of any consent with respect to a Contract or Facility Lease listed on the Disclosure Schedule of InnerAccess, the Merging Shareholders shall not be required to obtain said consent hereunder and the obtaining of said consent shall no longer be deemed a condition to Closing under Article 7 hereof; provided, further that no party shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (ii) to obtain all necessary Permits as are required to be obtained under any Regulations, (iii) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by Governmental Authorities, and (iv) to fulfill all conditions to this Agreement.  Following Closing, obligations of the Merging Shareholders hereunder will be performed by the Principals.

(2)                                  Neon agrees to (i) cause Subco 1 and Merger Sub to fulfill their respective obligations under this Agreement and (ii) take such actions as may be reasonably necessary to cause Subco 1 and Merger Sub to take such actions as it is required to take hereunder.

Section 5.2                                   Conduct of Business.

Except as set forth on the Disclosure Schedule, expressly contemplated by any other provision of this Agreement, or as required by a Governmental Authority of competent jurisdiction or as may be required in order for InnerAccess to comply with applicable Regulations, between the date of this Agreement and the Closing Date, InnerAccess will, and the Principals and the Merging Shareholders will cause InnerAccess to:

(a)                                  Conduct its Business only in the ordinary course consistent with past operations and refrain from changing or introducing any method of management or operations except in the ordinary course of business;

(b)                                 Not enter into, extend, modify, amend, terminate or renew any Contract or Lease, except in the ordinary course of business;

(c)                                  Not sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets of InnerAccess, or any interests therein other than licences granted in the ordinary course and conduct of its Business;

(d)                                 Not incur any Liability for indebtedness, guarantee the obligations of others, indemnify others or, except endorsements for collection of deposits in the ordinary course of business, incur any other Liability;

(e)                                  Refrain from making any change or incurring any obligation to make a change in its charter documents or By-laws other than are required to effect the steps referred to in Section 2.1 hereof;

(f)                                    Refrain from issuing any capital stock (other than in connection with an exercise of InnerAccess Special Warrants or Québec Warrants) or securities, options or other instruments convertible into or exchangeable for capital stock, declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its capital stock, other than as may be required in connection with the Transaction and the other transactions contemplated in this Agreement;

(g)                                 Subject to obtaining the prior written consent of Neon, refrain from making any change in the method of determining compensation (whether salary or bonus) payable or to become payable to any of its employees and use all reasonable efforts in the ordinary course of business to maintain InnerAccess’ workforce at its current level and make no material adjustment in wages or hours of work, nor enter into any employment agreement, or adopt any new Employee Programs or other benefit or severance plan or amend or otherwise modify in any material respect any existing employment agreement, Employee Programs or other benefit or severance plan;

(h)                                 Refrain from entering into any arrangement or amending any existing arrangement between InnerAccess and any officer, director, or any of the InnerAccess Securityholders (or any entity affiliated with such persons), except for arrangements contemplated by this Agreement or the Disclosure Schedule of InnerAccess;

(i)                                     Refrain from prepaying any loans (if any) from its shareholders, officers or directors, borrowing any funds (other than borrowings in the ordinary course of business under InnerAccess’ revolving credit facility) or making any other change in its borrowing arrangements, except for arrangements contemplated by this Agreement or the Disclosure Schedule of InnerAccess;

(j)                                     Prevent any change with respect to its management and supervisory personnel and banking arrangements;

(k)                                  Keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all independent contractors, vendors, and others having business relations with it;

(l)                                     Have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Schedule 3.30 to the InnerAccess Disclosure Schedule or equivalent insurance with any substitute insurers approved in writing by Neon or the Merger Sub;

(m)                               Maintain the working capital of InnerAccess in the ordinary course of business at levels consistent with past operations;

(n)                                 Permit Neon, Merger Sub and its authorized representatives during normal business hours to have full access to all its properties, assets, records, tax returns, contracts and documents and furnish to Neon and Merger Sub or its authorized representatives such financial and other information with respect to its business or properties as Neon or Merger Sub may from time to time reasonably request;

(o)                                 Refrain from incurring any capital expenditures that, individually or in the aggregate, exceed $10,000 except in the ordinary course.

Section 5.3                                   Conduct of Business by Neon.

Neon agrees that, between the date of this Agreement and the Closing Date, except as expressly contemplated by any other provision of this Agreement, unless InnerAccess shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, Neon shall not:

(a)                                  amend or otherwise change its Certificate or Articles of Incorporation or By-laws in a manner adverse to InnerAccess Securityholders as opposed to any other holders of Neon Common Stock;

(b)                                 unless proper provision is made to reflect the value thereof in the Neon Consideration Stock, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends payable by a subsidiary of Neon to Neon or any other Subsidiary; and

(c)                                  reclassify, combine, split or subdivide its capital stock without appropriate adjustment being made to the number of shares of Neon Consideration Stock to be transferred to the former InnerAccess Securityholders upon redemption of the Amalco Class B Redeemable Shares.

Section 5.4                                   Notification of Certain Matters.

(1)                                  From the date hereof through the Closing Date, InnerAccess, the Merging Shareholders, and the Principals on the one hand, and Neon, Subco 1 and Merger Sub on the other hand, shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or Schedule hereto to be untrue or inaccurate in any respect and (ii) any failure of such party, or any of its respective affiliates, subsidiaries or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or Schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition except as otherwise provided in Section 5.4(2) hereof.  The Merging Shareholders shall promptly notify Neon and the Merger Sub of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect InnerAccess or the consummation of the Transaction and other transactions contemplated hereby.  The Merger Sub and Neon shall promptly notify InnerAccess, the Merging Shareholders and the Principals of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect Neon, Subco 1, Merger Sub or the consummation of the Transaction and other transactions contemplated hereby.

(2)                                  Anything in Section 5.4(1) to the contrary notwithstanding, if any event not expressly contemplated by this Agreement occurs at any time between the date hereof and the Closing Date that would result in any material representation or warranty made by InnerAccess, the Merging Shareholders or the Principals on the one hand, and Merger Sub, Subco 1 and Neon, on the other hand, not being true in any material respect on the Closing Date, such parties shall promptly give written notice of such event to such other parties.  Following receipt of such notice, the parties receiving notice shall have no obligation to consummate the Transaction and other transactions contemplated hereby and InnerAccess, the Principals or the Merging Shareholders, on the one hand, or Merger Sub, Subco 1 and Neon, on the other hand, may terminate this Agreement pursuant to Article 9 hereof; provided, however, that if such parties consummate the Transaction and other transactions contemplated hereby, such parties shall continue to have any indemnification rights hereunder relating to or arising out of, the subject matter of the event described in any written notice given pursuant to this Section 5.4(2) to the same extent as if such notice had not been given and; provided, further, that the giving of any notice by a party pursuant to this

Section 5.4(2) shall not relieve such party of any liability for breach of any covenant hereunder or the failure of any representation or warranty of such party hereunder to be true and correct in all material respects as of the date hereof.

Section 5.5                                   Special Warrants.

Neon, Merger Sub and Subco 1 covenant that if any Second Tranche Special Warrants are validly exercised or deemed to be exercised after the Closing Date, Neon shall cause Amalco to issue to the holder thereof 1.1 Amalco Class A Redeemable Shares and 1.1 Amalco Class B Redeemable Shares for each such Second Tranche Special Warrant validly exercised.  Neon, Merger Sub and Subco 1 covenant that if any Québec Special Warrants are validly exercised after the Closing Date, Neon shall cause Amalco to issue to the holders of such Québec Special Warrants (i) 1.1 Amalco Class A Redeemable Shares, (ii) 1.1 Amalco Class B Redeemable Shares, and (iii) one half of one Québec Warrant, each whole Québec Warrant entitling the holder thereof upon the payment of Cdn$0.60 to acquire 1 Amalco Class A Redeemable Share and 1 Amalco Class B Redeemable Share at any time up to the date which is 12 months after the date on which the InnerAccess Shares are listed on a recognised exchange.  Immediately after the issuance of such Amalco Class A Redeemable Shares and Amalco Class B Redeemable Shares upon the exercise of Second Tranche Special Warrants, Québec Special Warrants or Québec Warrants as the case may be, Amalco shall redeem each such Amalco Class A Redeemable Share for a cash payment of $0.174 per share and shall redeem each Amalco Class B Redeemable Share in exchange for 0.02952 of a share of Neon Common Stock, provided that the delivery of such Neon Common Stock to a former holder of Amalco Class B Redeemable Shares shall be subject to such former holder having executed and delivered to Neon and Amalco a Transmittal Letter in substantially the form attached hereto as Schedule 3.35.  Neon covenants that so long as Second Tranche Special Warrants, Québec Special Warrants or Québec Warrants are issued and outstanding, Neon shall not cause Amalco to (i) be dissolved, wound up or liquidated; (ii) consolidate, amalgamate or merge with or into any other body corporate, trust, partnership or other entity or to sell or convey its property and Assets as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity; (iii) amend, change or otherwise modify its authorised capital; (iv) amend, change or otherwise modify the provisions of the Amalco Class A Redeemable Shares or the Amalco Class B Redeemable Shares. Neon covenants that so long as any Second Tranche Special Warrants, Québec Special Warrants or Québec Warrants are issued and outstanding, Neon shall cause Amalco to allocate and reserve out of its authorised and unissued capital a sufficient number of Amalco Class A Redeemable Shares and Amalco Class B Redeemable Shares for issuance upon exercise of Second Tranche Special Warrants, Québec Special Warrants and Québec Warrants, as the case may be.  Neon covenants that so long as any Second Tranche Special Warrants, Québec Special Warrants or Québec Warrants are issued and outstanding, it shall allocate and reserve out of its authorised and unissued capital a sufficient number of shares of Neon Common Stock to be issued or transferred, as the case may be, to Amalco and to be transferred by Amalco to the former holder of a Second Tranche Special Warrant, Québec Special Warrant or Québec Warrant, as the case may be, upon redemption of the Amalco Class B Redeemable Shares issued in connection with the exercise of such Second Tranche Special Warrant, Québec Special Warrant or Québec Warrant, as the case may be.  Neon shall, or shall cause Amalco to, file with or deliver to all appropriate securities regulatory authorities and the Nasdaq Stock Market (or any other applicable stock exchange, market or quotation service), in Canada and the United States of America, all notices, applications or other documents or instruments necessary to permit the issuance and transfer of Neon Common Stock, without the requirement to file a registration statement or prospectus, in connection with any exercise of Second Tranche Special Warrants, Québec Special Warrants or Québec Warrants contemplated in this Section 5.5.  On or prior to the Closing, Neon, Subco 1 and Merger Sub shall enter into an agreement with InnerAccess (the “Special Warrant Assumption Agreement”), for the purpose of the application of the provisions of the Second Tranche Special Warrants, Québec Special Warrants and Québec Warrants to any reclassification of the capital structure of Neon, capital reorganization of Neon, consolidation, amalgamation or merger of Neon with any other entity, or the sale or conveyance by Neon of its property and assets as an entirety or substantially as an entirety to any other entity.  The adjustments provided in this Section 5.5 and in the Special Warrant Assumption Agreement shall be cumulative and shall apply to successive reclassifications, capital reorganisations, amalgamations, consolidations, mergers, sales or conveyances.

Section 5.6                                   Paid Up Capital of Amalco.

Neon, Subco 1 and Merger Sub covenant that at the Closing Date, the authorized capital of Amalco shall consist of (i) an unlimited number of common shares, having par value equal to the Amalco Common Share Par Value; (ii) an unlimited number of Amalco Class A Redeemable Shares, having a par value equal to the Amalco Class A Redeemable Share Par Value; and (iii) an unlimited number of Amalco Class B Redeemable Shares, having a par value equal to the Amalco Class B Redeemable Share Par Value, of which one common share and up to 13,792,800 Amalco Class A Redeemable Shares and up to 13,792,800 Amalco Class B Redeemable Shares shall be issued pursuant to the Amalgamation.  Neon, Subco 1 and Merger Sub covenant that at the Closing Date for the purposes of the Québec Act and the Tax Acts (i) the paid up capital of the Amalco Class A Redeemable Shares (which shall be par value shares) shall be equal to the product of the number of Amalco Class A Redeemable Shares to be issued at Closing and the Canadian dollar equivalent of US$0.174 (calculated at the Canadian Dollar Exchange Rate on the day prior to the Closing Date); (ii) the paid up capital of the Amalco Class B Redeemable Shares shall be equal to the product of the number of Amalco Class B Redeemable Shares to be issued at Closing and the product of 0.02952 and the

Canadian dollar equivalent of the closing price of the Neon Common Stock on the Nasdaq Stock Market on the last trading day prior to the Closing Date (calculated at the Canadian Dollar Exchange Rate on the day prior to the Closing Date); and (iii) the paid up capital of the Amalco Common Share shall be equal to difference between (x) the sum of (I) the aggregate paid-up capital of the InnerAccess Shares (less the amount of such paid-up capital attributed to the InnerAccess Shares held by the Merging Shareholders immediately prior to the Closing) immediately prior to Closing; (II) the aggregate paid up capital of all of the classes of shares of Merger Sub immediately prior to the Closing; (III) the aggregate paid-up capital of all classes of shares of the Merging Shareholders immediately prior to the Closing; and (y) the aggregate total amount of the Amalco Class A Redeemable Share Par Value and Amalco Class B Redeemable Share Par Value for all such Redeemable Preferred Shares issued and outstanding before the redemption of such Redeemable Preferred Shares as provided for herein.

Section 5.7                                   Investment Canada Act.

Neon and Amalco, as promptly as practicable after the Closing Date will make, or cause to be made, all such filings and submissions applicable to it, as may be required for it to consummate the Transaction, including the filing of notice pursuant to the Investment Canada Act.  Each of the Principals, Neon, Subco 1 and Amalco will co-ordinate and co-operate with one another in exchanging such information and supplying such assistance as may be reasonably requested in connection with the foregoing. Neon, Subco 1 and Merger Sub agree to provide evidence of the Investment Canada Act notification to the Principals as soon as practical after such notification has been made and in any event prior to the expiry of the time period for such notification.

Section 5.8                                   Employee Benefits Matters.

(1)                                  From and after the Closing Date, Neon shall cause Amalco and its successors and assigns to honour in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of InnerAccess and its Subsidiaries as in effect immediately prior to the Closing Date that are disclosed in the InnerAccess Disclosure Schedule and are applicable to any current or former employees or directors of InnerAccess or any Subsidiary of InnerAccess; provided, however, that nothing contained herein shall prohibit Neon or Amalco or any of Neon’s Subsidiaries from amending, modifying or terminating any such contracts, agreements, arrangements, policies, plans and commitments in accordance with their terms.  To the extent permitted by applicable Regulation and/or by employee benefit plan agreements or amendments thereto that may be made without the necessity of shareholder approval, Employees of InnerAccess or any Subsidiary shall receive full credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Amalco or any of its Subsidiaries or their successors and assigns after the Closing Date for service accrued or deemed accrued prior to the Closing Date with InnerAccess or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.  In addition, to the extent permitted by applicable Regulation and/or by employee benefit plan agreements or amendments thereto that may be made without the necessity of shareholder approval, Neon shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of InnerAccess or its Subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of InnerAccess and its Subsidiaries in the calendar year in which the Closing Date occurs.

(2)                                  As soon as practicable after the execution of this Agreement, InnerAccess and Neon shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements.

Section 5.9                                   Directors’ and Officers’ Indemnification and Insurance.

(1)                                  Neon shall cause the Certificate and Articles of Incorporation or Amalgamation and By-laws of Amalco or its successors or assigns after the Closing Date to contain provisions no less favourable with respect to indemnification for matters occurring prior to the Closing Date than are set forth in InnerAccess Certificate and Articles of Incorporation and By-Laws, as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees or agents of InnerAccess, unless such modification shall be required by Regulation.

(2)                                  Neon shall cause Amalco or its successor to maintain in effect for six (6) years from the Closing Date directors’ and officers’ liability insurance covering the directors and officers of InnerAccess, which policy shall (i) have the same dollar limit coverage as is applicable to Neon’s officers and directors and (ii) contain terms and conditions that are substantially equivalent to such insurance maintained by Neon for its directors and officers for matters occurring, subject to adjustment by Neon’s board, prior to the Closing Date.

(3)                                  The obligations of Neon or InnerAccess (or its successor) under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any indemnified party to whom this Section 5.9 applies without the consent of such indemnified party (it being expressly agreed that the indemnified party to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

Section 5.10                            Not a Reporting Issuer.

The Principals shall have received a certificate signed by a senior officer of Neon confirming that, immediately after the Closing, Neon will not be a “reporting issuer” under the securities laws of any province of territory of Canada and, to the Knowledge of Neon, that residents of Canada will not own directly or indirectly more than 10 percent of the outstanding Neon Common Stock and will not represent in number more than 10 percent of the total number of the direct or indirect owners of Neon Common Stock.

Section 5.11                            Removal of Legend.

A former InnerAccess Securityholder who received Neon Consideration Stock upon redemption of Amalco Class B Redeemable Shares shall be entitled to request the removal of the restrictive legends placed on certificates representing shares of such Neon Consideration Stock pursuant to Section 3.35(h) upon the occurrence of the earlier of (i) the date on which the applicable conditions of Rule 144 have been satisfied and (ii) at any time after the second anniversary of the Closing Date. Concurrently with the delivery of Neon Consideration Stock in consideration for the redemption of the Amalco Class B Redeemable Shares, Neon will promptly deliver a form of document in substantially the form as set forth in Schedule 5.11, which when completed and executed by a holder of Neon Consideration Stock will, after expiry of the Restricted Period and prior to removal of the restrictive legends placed on the certificates representing the shares of the Neon Consideration Stock, enable a holder of Neon Consideration Stock to complete a sale of such Neon Consideration Stock through a securities broker licensed in the United States despite delivering certificate(s) that contain(s) such restrictive legend.

Section 5.12                            Status of Amalco.

Amalco, Subco 1 and Neon will take any necessary actions to maintain the status of Amalco as a corporation for United States tax purposes.  The obligations of Amalco, Subco 1 and Neon under this Section 5.12 shall survive the Closing.

Section 5.13                            Post-Closing Covenants of the Parties.

As soon as practicable after the Closing Date, the Principals shall use their reasonable efforts to assist Neon and Amalco to obtain from each holder of Amalco Class B Redeemable Shares a Transmittal Letter executed and delivered by each such shareholder that desires to redeem its Amalco Class B Redeemable Shares for Neon Consideration Stock as contemplated herein, such Transmittal Letter to be in substantially the form attached hereto as Schedule 3.35.

ARTICLE 6
CONDITIONS TO INNERACCESS, MERGING SHAREHOLDERS’, AND THE
PRINCIPALS’ OBLIGATIONS

The obligations of InnerAccess, the Merging Shareholders, and the Principals to consummate the Transaction and other transactions provided for hereby are subject, in the discretion of such parties, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such parties.

Section 6.1                                   Representations, Warranties and Covenants of Neon and Merger Sub.

All representations and warranties of Neon, Subco 1 and Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Neon, Subco 1 and Merger Sub shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.  The Principals shall have received a certificate to the foregoing effect from the President or any Vice President of Neon.

Section 6.2                                   No Actions or Court Orders.

No Action by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the Transaction and other transactions contemplated hereby or that could reasonably be expected to materially (a) affect the right or ability of Merger Sub to amalgamate with InnerAccess and the Merging Shareholders as contemplated hereby (b) affect the right or ability of Amalco to operate the Business or possess the Assets of InnerAccess after the Closing or (c) materially damage the Business or financial condition of Neon, Subco 1 or Merger Sub on a consolidated basis if the Transaction and other transactions contemplated hereunder are consummated.  There shall have been no determination by InnerAccess, the Merging Shareholders or the Principals, acting in good faith, that the consummation of the Transaction and other transactions contemplated by this Agreement has become inadvisable or impracticable solely by reason of the institution by any person or any federal, provincial or other Governmental Authority of litigation.  There shall not be any Regulation or Court Order that makes the Transaction, the issuance of the Neon Consideration Stock to Subco 1, the transfer of the Neon Consideration Stock from Subco 1 to Merger Sub and the transfer of the Neon Consideration Stock upon redemption of the Amalco Class B Redeemable Shares contemplated hereby illegal or otherwise prohibited or that after expiry of the Restricted Period would prohibit the InnerAccess Shareholders from selling the Neon Consideration Stock back into the United States in compliance with Rule 144 or another registration exemption under the Securities Act.

Section 6.3                                   Consents.

All authorizations, consents, orders, declarations or approvals of, or filings with, any governmental or regulatory authority, domestic or foreign or any other person, or terminations or expirations of waiting periods imposed by, any Governmental Authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Transaction or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Neon, Subco 1 and Merger Sub or InnerAccess, assuming the Transaction had taken place, shall have been given or shall be in effect, including InnerAccess having obtained from the AMF an order or decision exempting the Transaction and other transactions contemplated by this Agreement from Part 4 of AMF Policy Q-27 regarding the protection of minority securityholders in the course of certain transactions and (i) Neon having filed or caused Merger Sub to file with the AMF a notice under Section 50 of the QSA and the AMF having agreed or not objected to Amalco relying upon Section 50 of the QSA for the issuance of the Redeemable Preferred Shares and the transfer of the Neon Consideration Stock upon redemption of the Amalco Class B Redeemable Shares, and (ii) Neon having obtained or caused Merger Sub to obtain from the AMF an order under Section 263 of the QSA exempting Amalco from the registration requirements of the QSA in connection with the transfer of Neon Consideration Stock upon redemption of the Amalco Class B Redeemable Shares and permitting the former InnerAccess Securityholders to trade the Neon Consideration Stock on a market outside of Canada.

Section 6.4                                   No Injunction.

No temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or other Governmental Authority prohibiting or preventing the consummation of the Transaction or any of the other transactions contemplated hereunder shall be in effect.

Section 6.5                                   Shareholder Approval.

The Transaction shall have been duly approved by the InnerAccess Shareholders.

Section 6.6                                   Listing.

Neon shall have provided notice in the proper form to the Nasdaq Stock Market in respect of the listing on the Nasdaq Stock Market of the Neon Consideration Stock underlying the redemption of the Amalco Class B Redeemable Shares contemplated by this Agreement and the Nasdaq Stock Market shall have accepted such notice and accepted the listing of the Neon Consideration Stock.

Section 6.7                                   Material Changes.

Since December 31, 2003, there shall not have been any Material Adverse Change with respect to the financial or business condition of Neon or its Subsidiaries except as disclosed in the Neon SEC Documents.

Section 6.8                                   Opinions of Counsel.

(1)                                  Neon and Merger Sub shall have delivered to InnerAccess, the Merging Shareholders, and the Principals an opinion of Stikeman Elliott LLP, counsel to Merger Sub, dated as of the Closing Date, in a form satisfactory to the Principals acting reasonably;

(2)                                  Neon shall have delivered to InnerAccess, the Merging Shareholders, and the Principals an opinion of Neon executed on Neon’s behalf by Shelby R. Fike, General Counsel of Neon, dated as of the Closing Date, in a form satisfactory to the Principals acting reasonably.

Section 6.9                                   Corporate Documents.

The Principals shall have received from Merger Sub, Subco 1 and Neon resolutions adopted by the boards of directors of Merger Sub, Subco 1 and Neon, approving this Agreement and the agreements and the Transaction and other transactions contemplated hereby and thereby, certified by an officer of Merger Sub, Subco 1 and Neon, as applicable, respectively.

Section 6.10                            Registration Rights.

Neon shall have agreed to grant to each InnerAccess Securityholder piggy-back registration rights on the terms of the registration rights agreement attached hereto as Schedule 6.10 subject only to the countersignature of such InnerAccess Securityholder upon the transfer and delivery of the Neon Consideration Stock to such InnerAccess Securityholder  (the “Registration Rights Agreement”).

Section 6.11                            Employment Agreements.

Neon shall have executed and delivered Employment Agreements in the form attached hereto as Schedule 6.11 to each of the Principals on the terms set forth in the form of agreement attached hereto as Schedule 6.11.

Section 6.12                            Pre-Closing Steps.

All the Pre-Closing Steps referred to in Section 2.1 hereof shall have been completed to the satisfaction of InnerAccess, the Merging Shareholders and the Principals and true copies of all documents evidencing such steps shall have been delivered to InnerAccess, the Merging Shareholders and the Principals.

Section 6.13                            No Suspension of Trading.

From the date hereof to the Closing Date, trading in the Neon Common Stock shall not have been suspended by the United States Securities and Exchange Commission (except for any suspension of trading of limited duration agreed to by Neon, which suspension shall be terminated prior to the Closing Date), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any market or exchange on which the Neon Common Stock is listed or quoted for trading on the date in question, nor shall a banking moratorium have been declared in respect of Neon by either the United States or Delaware State authorities, provided that the foregoing events are not attributable to the disclosure of this Agreement or the Transaction or other transactions contemplated in connection therewith by any of InnerAccess, the Principals, Merging Shareholders or any insiders, officers, directors, employees, consultants or other persons in a special relationship with any of such parties.

ARTICLE 7
CONDITIONS TO MERGER SUB’S AND NEON ‘S OBLIGATIONS

The obligations of Neon and Merger Sub to consummate the Transaction and other transactions provided for hereby are subject, in the discretion of Neon and Merger Sub, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Neon and Merger Sub.

Section 7.1                                   Satisfactory Remaining Due Diligence.

Merger Sub and Neon shall have been satisfied with the due diligence investigation performed between the execution of this Agreement and the Closing with respect to the Customers of InnerAccess, including without limitation, confirmation of the information provided in Schedule 3.25 to the Disclosure Schedule of InnerAccess with respect to Customers, Schedule 3.26 to the Disclosure Schedule of InnerAccess with respect to backlog and Schedule 3.27 to the Disclosure Schedule of InnerAccess with respect to Intellectual Property Rights of InnerAccess, including, without limitation, a satisfactory review by Neon or an independent consultant thereof of the source code of the Software owned by InnerAccess (as such matters were not disclosed to Merger Sub or Neon prior to the execution of this Agreement)

Section 7.2                                   Representations, Warranties and Covenants.

All representations and warranties of each of the Principals, InnerAccess and the Merging Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and each of the Principals shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.  Neon and the Merger Sub shall have received a certificate to the foregoing effect from both the President and Chief Executive Officer and from the Chief Financial Officer of InnerAccess, and from the Principals with respect to their respective Merging Shareholder.

Section 7.3                                   Consents; Regulatory Compliance and Approval.

All Permits, consents, approvals and waivers from Governmental Authorities necessary to the consummation of the Transaction and other transactions contemplated hereby and for the operation of the InnerAccess Business by Amalco including the obtaining of a consent to the transfer of the IDMS Licence Agreement from Computer Associates shall have been obtained or a new license agreement between Neon, Merger Sub, Amalco or InnerAccess and Computer Associates shall have been obtained, provided that Neon acknowledges that InnerAccess shall not withhold or remit any amount to the CRA or MRQ in respect of any InnerAccess Special Warrants exercised by a Non-Resident prior to the Closing Date or deemed to have been disposed of by a Non-Resident upon completion of the Transaction and shall not require such Non-Resident in each such case to deliver to InnerAccess a certificate under Section 116 of the Income Tax Act (Canada) (a “Section 116 Certificate”) and/or Section 1098 or 1100 of the Taxation Act (Québec) (a “Québec Certificate”) in respect of such InnerAccess Special Warrants and furthermore, the failure of a Non-Resident to provide a Section 116 Certificate or Québec Certificate in respect of any deemed disposition of InnerAccess Special Warrants upon completion of the Transaction, and of InnerAccess to withhold or remit any amount to the CRA or MRQ in connection with such deemed disposition, shall not be a breach of this Section 7.3.  The parties agree that the consents to be obtained prior to Closing shall be satisfied and that all approvals required under any Regulations to carry out the Transaction and other transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to this Agreement and the Transaction and other transactions contemplated hereby.

Section 7.4                                   No Actions or Court Orders.

No Action by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the Transaction and other transactions contemplated hereby or which could reasonably be expected to materially (a) affect the right or ability of Merger Sub to amalgamate with InnerAccess and the Merging Shareholders as contemplated hereby (b) affect the right or ability of Amalco to operate the Business or possess the Assets of InnerAccess after the Closing or (c) damage the Assets or the Business of InnerAccess or otherwise have a Material Adverse Effect on InnerAccess.  There shall have been no determination by Neon or the Merger Sub, acting in good faith, that the consummation of the Transaction and other transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution by any person or any federal, provincial or other Governmental Authority of litigation.  There shall not be any Regulation or Court Order that makes the Transaction and other transactions contemplated hereby illegal or otherwise prohibited.  The exemption from registration provided by Regulation S of the SEC shall be available with respect to the issuance of all of the Redeemable Preferred Shares and the Neon Consideration Stock issuable and to be transferred upon redemption therefore.

Section 7.5                                   Resignation and Release of InnerAccess, Walkby Wireless, and Merging Shareholder Directors.

Each of the directors of InnerAccess, Walkby Wireless and each Merging Shareholder shall have executed and delivered to Merger Sub a resignation and release in the form of Schedule 7.5 hereto.

Section 7.6                                   Opinions.

InnerAccess and the Principals shall have delivered to the Merger Sub and Neon an opinion of Heenan Blaikie LLP, counsel to InnerAccess and the Merging Shareholders, dated as of the Closing Date, in a form satisfactory to Neon acting reasonably.

Section 7.7                                   Material Changes.

Since the March 31, 2004, there shall not have been any Material Adverse Change with respect to InnerAccess, except as disclosed on the InnerAccess Disclosure Schedule.

Section 7.8                                   Corporate Documents.

Merger Sub shall have received from InnerAccess and the Merging Shareholders resolutions adopted by the board of directors of InnerAccess and the Merging Shareholders, respectively, approving this Agreement and the agreements and the Transaction and other transactions contemplated hereby and thereby, and resolutions of the InnerAccess Shareholders approving the Transaction contemplated hereby, each certified by an officer of InnerAccess or the Merging Shareholders, as the case may be.

Section 7.9                                   Permits.

InnerAccess shall continue to own or shall have obtained or been granted the right to use all Permits necessary to its continued operation of the Business.

Section 7.10                            Employment Agreements.

Each of the Principals and George Milligan shall have executed and delivered to Merger Sub an Employment Agreement substantially in the form of Schedule 6.11.

Section 7.11                            Pre-Closing Steps.

All the Pre-Closing Steps referred to in Section 2.1 hereof shall have been completed to the satisfaction of Merger Sub and true copies of all documents evidencing such steps shall have been delivered to Merger Sub.

Section 7.12                            Invention Assignment Provisions.

All persons or individuals who are or were employees, independent contractors and consultants of InnerAccess as of the Closing Date shall have executed and delivered to InnerAccess invention assignment agreements conveying ownership of all inventions, patents and other Proprietary Rights to InnerAccess.

ARTICLE 8
INDEMNIFICATION

Section 8.1                                   Indemnification by the Merging Shareholders.

The Principals jointly and severally agree (other than in respect of Section 8.1(a) in which case the obligations of the Principals shall be several and also subject to the limitation in Section 8.1(c)) subsequent to the Closing to indemnify and hold Neon, Merger Sub and its Subsidiaries, affiliates, successors and assigns and persons serving as officers, directors, partners, managers, shareholders, members, employees and agents thereof (individually a “Buyer Indemnified Party” and collectively the “Buyer Indemnified Parties”) harmless from and against any Damages which may be sustained or suffered by any of them attributable to, arising out of or based upon any of the following matters:

(a)                                  Any failure by that Principal to convey to Neon title to that Principal’s InnerAccess Shares or that Principal’s Merging Shareholder’s Shares free and clear of any Encumbrances (collectively, “Ownership Claims”);

(b)                                 Any liability of InnerAccess or Merging Shareholders for Taxes arising from its respective activities, assets and all events and Transaction and other transactions on or prior to the Closing Date, including with respect to risks and other matters disclosed in Section 3.28, (to the extent there is no reserve contained in the Financial Statements) and any breach of the representations and warranties set forth in Section 3.28 hereof and any covenant with respect to Taxes or tax related matters set forth herein or in any related agreement (collectively, “Tax Claims”), provided however that the obligations of the Principals under this Section 8.1 shall not apply in respect of any claims for SRED Tax Credits that have been or may be filed from time to time by InnerAccess and Neon, Subco 1 and Merger Sub acknowledge that this Section 8.1 shall not apply in respect of any claims for SRED Tax Credits that have been or may be filed from time to time by InnerAccess that are disallowed or in respect of which the amount paid in respect of such claim is less than the amount claimed, provided that Neon acknowledges that InnerAccess shall not withhold or remit any amount to the CRA or MRQ in respect of any InnerAccess Special Warrants exercised by a Non-Resident prior to the Closing Date or in respect of any InnerAccess Special Warrants deemed to have been disposed of by a Non-Resident upon the Amalgamation and shall not require such Non-Resident to deliver to InnerAccess a certificate under Section 116 of the Income Tax Act (Canada) (a “Section 116 Certificate”) and/or Section 1098 or 1100 of the Taxation Act (Québec) (a “Québec Certificate”) in either such case; and

(c)                                  Other than Ownership Claims or Tax Claims, any other breach of any representation, warranty or covenant of InnerAccess or the Merging Shareholders or the Principals under this Agreement or in any certificate, Schedule or Exhibit delivered pursuant hereto by InnerAccess, the Merging Shareholders, or the Principals (collectively “General Claims”) provided that with respect to breaches of Individual Representations, only the Principal who has breached such Individual Representation shall be liable under this Section 8.1(c).

Section 8.2                                   Limitations on Indemnification by the Principals.

Anything contained in this Agreement to the contrary notwithstanding, the liability of the Principals to provide any indemnification to any Buyer Indemnified Party and right of Buyer Indemnified Parties to indemnification under Section 8.1 (or otherwise) shall be subject to the following provisions:

(a)                                  Subject to Section 8.2(b) and Section 8.2(d), no claims for indemnification shall be made under this Agreement against any Principal, and no indemnification shall be payable to any Buyer Indemnified Party, with respect to General Claims asserted after the date which is twenty-four (24) months following the Closing;

(b)                                 No claims for indemnification shall be made under this Agreement against any Principal, and no indemnification shall be payable to any Buyer Indemnified Party, with respect to any claims which have been or may be made by InnerAccess for SRED Tax Credits, any amount required to be withheld and remitted to the CRA or MRQ in respect of any InnerAccess Special Warrants exercised by a Non-Resident prior to the Closing Date or deemed to have been disposed of by a Non-Resident upon the Amalgamation or any Tax Claim asserted by a Buyer Indemnified Party more than 45 days after expiration of all applicable statutes of limitation or periods of reassessment with respect to the Tax that is the subject of the indemnification claim and the expiration of all applicable statutes of limitation or periods of reassessment taking into account any actual or effective extensions thereof with respect to the assessment or collection of the Tax (provided that neither Amalco nor a Buyer Indemnified Party shall grant any waiver from or extension of any applicable statute of limitation or period of reassessment); provided that the Principals shall have no obligation for indemnification with respect to Tax Claims to the extent such claims, together with General Claims and Ownership Claims, exceed a maximum aggregate amount of $2.6 million;

(c)                                  The Principals shall have no obligation for indemnification with respect to General Claims hereunder until aggregate claims for indemnification with respect to General Claims hereunder exceed $100,000, in which case the Principals shall be obligated for indemnification of all General Claims including the initial $100,000 of such claims; provided that with respect to any breach of a representation and warranty set forth in Section 3.10, Section 3.21, Section 3.27 and Section 3.28, the aggregate maximum amount of such claims together with Tax Claims, General Claims and Ownership Claims shall be limited to US$2.6 million. During the Restricted Period only, the Principals shall be entitled to pay all or part of any such indemnity amount by transferring to the Indemnified Party Neon Common Stock, which shall be deemed to have a per share value equal to the closing price per share on the Nasdaq Stock Market of the Neon Common Stock on the last trading day prior to the date on which the Principals shall be required to pay an indemnity amount under Section 8.1 of this Agreement.  However, the monetary limits in this Section 8.2(c) shall not apply to any breach of the Principals’ representations and warranties which constitutes fraud by any or any intentional breach by the Principals’ of any covenant or obligation, and the Principals’ will be liable for all damages with respect to such breaches;

(d)                                 Claims for indemnification with respect to claims based on fraud or intentional misrepresentation, Ownership Claims under this Agreement, and claims for any breach of Section 3.6 (Capitalization; Beneficial Ownership of InnerAccess), Section 3.8 (Authority), or Section 3.24 (No Other Agreements to Sell the Business, Assets, Equity, etc.), by any Buyer Indemnified Party shall not be subject to any of the time limitations set forth in this Section 8.2 but shall be subject to applicable statutory limitations; and

(e)                                  Claims for indemnification with respect to claims referred to in Section 8.1(b) shall not be subject to any of the time limitations set forth in this Section 8.2 but shall be subject to applicable statutory limitations.

Section 8.3                                   Indemnification by Neon and Merger Sub.

Neon and Merger Sub agree to indemnify and hold InnerAccess, the Merging Shareholders and the Principals and their affiliates and persons serving as officers, directors, partners, managers, shareholders, members, employees and agents thereof (individually a “Principal Indemnified Party” and collectively the “Principal Indemnified Parties”) harmless from and against any Damages which may be sustained or suffered by any of them attributable to, arising out of, or based upon any breach or inaccuracy of any representation, warranty or covenant made by Neon and/or Merger Sub in this Agreement or in any certificate or Schedule delivered by Neon and/or the Merger Sub hereunder.

Section 8.4                                   Limitation on Indemnification by Neon and Merger Sub.

Notwithstanding the foregoing, (a) no indemnification shall be payable to the Principal Indemnified Parties with respect to claims asserted pursuant to Section 8.3 above after the date which is twenty-four (24) months after the Closing (other than any claims relating to a breach of Section 5.6 of this Agreement to which no time limit shall apply), and (b) Neon and Merger Sub shall have no obligation for indemnification hereunder until aggregate claims for indemnification hereunder exceed $100,000, in which case Neon and Merger Sub shall be obligated for indemnification of all claims, including the initial $100,000 of such claims, and then only up to a maximum aggregate amount of $4 million.  Claims for indemnification with respect to fraud shall not be subject to any of the limitations set forth in this Section 8.4.

Section 8.5                                   Procedure for Indemnification—Third Party Claims.

(1)                                  Promptly after receipt by an indemnified party (an “Indemnified Party”) under Section 8.1 or Section 8.3 of a notice of the commencement of any proceeding against it by a third party, the Indemnified Party will, if a claim is to be made against an indemnifying party under such Section, give notice to the Indemnifying Party (an “Indemnifying Party”) of the commencement of such claim.  The failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(2)                                  If any proceeding referred to in Section 8.5(1) (a “Proceeding”) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of the Proceeding, the Indemnifying Party will be entitled to participate in the Proceeding.  Subject to the next following sentence, to the extent that the Indemnifying Party wishes to assume the defense of the Proceeding with counsel satisfactory to the Indemnified Party, it may do so provided it reimburses the Indemnified Party for all of its out-of-pocket expenses arising prior to or in connection with such assumption.  The Indemnifying Party may not assume defence of the Proceeding if (i) the Indemnifying Party is also a party to the Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend the Proceeding and provide indemnification with respect to the Proceeding.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 8.5 for any fees of other counsel or any other expenses with respect to the defense of the Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of the Proceeding, other than reasonable costs of investigation approved in advance by the Indemnifying Party.  If the Indemnifying Party assumes the defense of a Proceeding (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of, and subject to, indemnification, (ii) no compromise or settlement of such claims may be made by the Indemnifying Party without the Indemnified Party’s consent unless (y) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (z) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after receipt of such notice, give notice to the Indemnified Party of its election to assume the defense of the Proceeding, the Indemnifying Party will be bound by any determination made in the Proceeding or any compromise or settlement effected by the Indemnified Party.

(3)                                  Where the defence of a Proceeding is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use all reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims.  However, the Indemnifying Party shall be responsible for the expense associated with any employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 8.5(3), which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that the employees are assisting the Indemnifying Party and which expenses shall not exceed the actual cost to the Indemnified Party associated with the employees.

(4)                                  With respect to any Proceeding, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such claim.

(5)                                  With respect to any re-assessment for Tax or other liability enforceable by Lien against the property of the Indemnified Party, the Indemnifying Party’s right to so contest shall only apply after payment of the re-assessment or the provision of such security as is necessary to avoid a Lien being placed on the property of the Indemnified Party.

Section 8.6                                   Exclusive Remedy.

The parties hereto acknowledge and agree that the remedies set forth in this Article 8 shall be the exclusive remedy for a breach of any representation and warranty herein.  This provision is not intended to preclude any proceeding by any party against any other party based on a cause of action or right, including any statutory right, other than a cause of action in contract for breach of a representation or warranty.

ARTICLE 9
TERMINATION OF AGREEMENT; RIGHTS TO PROCEED

Section 9.1                                   Termination.

At any time prior to the Closing, this Agreement may be terminated as follows:

(a)                                  By mutual written consent of all of the parties to this Agreement;

(b)                                 By Neon or Merger Sub, pursuant to written notice to InnerAccess, the Merging Shareholders and the Principals, if any of the conditions set forth in Article 7 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Neon, Subco 1 or the Merger Sub, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied;

(c)                                  By InnerAccess, the Merging Shareholders or the Principals, pursuant to written notice to Neon and the Merger Sub, if any of the conditions set forth in Article 6 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of the Principals or InnerAccess, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; and

(d)                                 By Neon and the Merger Sub if the Closing shall not have occurred on or before June 30, 2004.

Section 9.2                                   Effect of Termination.

All obligations of the parties hereunder shall cease upon any termination pursuant to Section 9.1, provided, however, that the provisions of Article 8 and this Article 9, Section 10.1 and Section 10.9 and any other Section that the parties intended to survive the termination of this Agreement shall survive any such termination of this Agreement.  No termination shall relieve any party of any liability for breach of this Agreement prior to termination except as otherwise provided for herein.

ARTICLE 10
MISCELLANEOUS

Section 10.1                            Fees and Expenses.

Neon, Subco 1 and Merger Sub shall pay their own legal, accounting, out-of-pocket and other expenses incidental to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect, including without limitation the costs and expenses of any investment bankers, brokers and consultants engaged by such party at any time in connection with pursuing or consummating the Transaction and other transactions contemplated hereby.  InnerAccess shall pay on its behalf, and on behalf of the Merging Shareholders and the Principals, all legal, accounting (including expenses relating to InnerAccess’, the Merging Shareholders’ and the Principals’ tax advisor), out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect, including without limitation the costs and expenses of any investment bankers, brokers and consultants engaged by InnerAccess or any Principal at any time in connection with pursuing or consummating the Transaction and other transactions contemplated hereby.

Section 10.2                            Governing Law.

This Agreement shall be construed under and governed by the internal laws of Province of Ontario without regard to its conflict of laws provisions.  The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario for any legal action arising out of this Agreement.

Section 10.3                            Notices.

Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission on the date on which it was transmitted and electronic confirmation of transmittal was received by the notifying party, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in their post office facilities properly addressed with postage prepaid.  All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO NEON :	Neon Systems, Inc. 14100 Southwest Freeway, Suite 500 Sugar Land, Texas 77478

Attention: General Counsel Fax: 281-634-8282

TO MERGER SUB AND TO SUBCO 1:	c/o Neon Systems, Inc. 14100 Southwest Freeway, Suite 500 Sugar Land, Texas 77478

Attention: General Counsel Fax: 281-634-8282

With an additional copy to:	Stikeman Elliott LLP Suite 5300 Commerce Court West Toronto, Ontario, M5L 1B9

Attention: Nathalie Mercure Fax: (416) 947-0866

TO THE MERGING SHAREHOLDERS:	Gestions René Cauchon Inc. 602 Place Mathilde Charlesbourg, QC G2L 1N3

9141-9531 Québec Inc. c/o Heenan Blaikie LLP 1250 Boulvard René-Lévesque West Montreal, QC H3B 4Y1

9095-7747 Québec Inc. 1020 D’Angoulème Charlesbourg, QC G1H 6P8

With a copy to:	Heenan Blaikie LLP 81 Metcalfe Suite 700 Ottawa, ON K1P 6K7

Attention: Paul J. Franco Fax: (866) 805-3938

TO THE PRINCIPALS:	Jean-Daniel Bégin 8 Salisbury Avenue Toronto, ON M4X 1C2

Robert Dinan 140 Grande-Allée, Suite 600 Quebec, Quebec G1R 5M8

René Cauchon 602 Place Mathilde Charlesbourg, QC G2L 1N3

Guy Fortin 1020 D’Angoulème Charlesbourg, QC G1H 6P8

With a copy to:	Heenan Blaikie LLP 81 Metcalfe Suite 700 Ottawa, ON K1P 6K7

Attention: Paul J. Franco Fax: (866) 805-3938

TO INNERACCESS:	InnerAccess Technologies Inc. 1200 Eglinton Avenue East Suite 810 Toronto, ON M3C 1H9

Attention: Jean-Daniel Bégin Fax: (416) 444-9213

With a copy to:	Heenan Blaikie LLP 81 Metcalfe Suite 700 Ottawa, ON K1P 6K7

Attention: Paul J. Franco Fax: (866) 805-3938

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

Section 10.4                            Entire Agreement.

This Agreement, including the Employment Agreements, Registration Rights Agreement, Letter Agreement, Voting Agreement, all numbered Schedules and Disclosure Schedules hereto and all other documents delivered herewith or contemplated hereby, constitute the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings including without limitation the non-binding Term Sheet dated February 11, 2004 between Neon and InnerAccess.  No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in the InnerAccess Disclosure Schedule and Neon Disclosure Schedule and exhibits; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Disclosure Schedules or exhibits.

Section 10.5                            Assignability; Binding Effect.

This Agreement shall only be assignable by Merger Sub to an entity wholly-owned by Neon upon written notice to the Principals; provided, however, that Neon shall remain liable for all obligations hereunder to the extent such obligations are not satisfied by the transferee.  This Agreement may not be assigned by the Principals without the prior written consent of the Merger Sub.  This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective legal personal representation successors and permitted assigns.  Assignment of this Agreement by any party shall not relieve such party from its obligations hereunder.

Section 10.6                            Captions and Gender.

The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

Section 10.7                            Execution in Counterparts.

For the convenience of the parties and to facilitate execution, this Agreement, and any documents in connection herewith, may be executed by facsimile, with originals to follow, in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

Section 10.8                            Amendments.

This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

Section 10.9                            Publicity and Disclosures.

No press releases or public disclosure, either written or oral, of the Transaction and other transactions contemplated by this Agreement, shall be made by Neon or any other a party to this Agreement without the prior knowledge and consent of Merger Sub and InnerAccess, except to the extent Neon determines, upon advice of counsel, that such disclosure is necessary or appropriate under applicable law and regulations.

Section 10.10                     Specific Performance.

(1)                                  The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Principals and that money damages would be an inadequate remedy for such a breach.  Accordingly, if there is a breach or proposed breach of any provision of this Agreement by any Principal, and Merger Sub does not elect to terminate under Article 9, Neon and Merger Sub shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Neon or Merger Sub.

(2)                                  The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Merger Sub, Subco 1 or Neon and that money damages would be an inadequate remedy for such a breach.  Accordingly, if there is a breach or proposed breach of any provision of this Agreement by Merger Sub, Subco 1 or Neon, and InnerAccess, the Merging Shareholders or the Principals do not elect to terminate under Article 9, InnerAccess, the Merging Shareholders or the Principals shall be entitled, in addition to any other remedies which such party may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Neon, Subco 1 or Merger Sub.

Section 10.11                     U.S. Currency.

Any reference herein to dollar amounts shall refer to lawful currency of the United States of America except as indicated otherwise herein.

Section 10.12                     Release by Merging Shareholders and Principals.

Each Merging Shareholder and Principal, for itself, its successors and assigns, now and forever, hereby waives, releases and discharges Neon, Merger Sub, InnerAccess and their officers, directors, stockholders, employees, agents, parent corporations, subsidiaries, affiliates, successors, assigns and attorneys (the “Releasees”), from any and all claims, legal or equitable Actions, Liabilities, litigation, whether real or contemplated, known or unknown, that such Merging Shareholder or Principal may now have or may later claim to have had against any of the Releasees.  Subject to but without limiting the foregoing, each Merging Shareholder and Principal hereby releases those claims that could have been asserted by such Merging Shareholder and Principal in connection with any agreement pursuant to which it has rights against any Releasee, such Merging Shareholder and Principal acknowledges that it may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to claims between such Merging Shareholder and Principal and the parties released by this Section and it agrees that it is waiving all such claims which arise against the Releasees.  For the purpose of implementing a full and complete release and discharge of the Releasees, each Merging Shareholder and Principal expressly acknowledges the waiver and release set forth in this Section is intended to include in its effect, without limitation, all claims that such Merging Shareholder and Principal does not know or suspect to exist in its favor at the time it signs this Agreement, and that the waiver and release set forth in this Section contemplates the extinguishment of any such claim or claims which are released hereunder.  Each Merging Shareholder and Principal shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority against the parties released hereby or naming or joining such Releasees as parties to collect or enforce any claims or causes of action which are released and discharged hereby.

Each Merging Shareholder and Principal hereby acknowledges and agrees that it has knowingly relinquished, waived and forever released any and all other remedies that might be available to it with respect to claims released hereby, including without limitation, claims for contract damages, punitive damages and attorneys’ fees or expenses of litigation.

The foregoing release and covenant not to sue is not, however, intended to release or apply to, and shall not release or apply to, any rights of any Merging Shareholder and Principal (i) under this Agreement, or (ii) under the Registration Rights Agreement, and (iii) the respective Principal’s Employment Agreement executed pursuant to this Agreement, (iv) the Voting Agreement, and (v) any ancillary agreement entered into in connection with the Transaction.

Section 10.13                     Lock-Up Agreement.

Each Principal hereby agrees, for the one year period commencing on the date of the transfer to such party of the Neon Consideration Stock contemplated by this Agreement, (the “Lock-Up Period”), not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a “Disposition”) any shares of Neon Common Stock, any options or warrants to purchase any shares of Neon Common Stock or any securities convertible into or exchangeable for shares of Neon Common Stock (collectively, “Neon Securities”), now owned or hereafter acquired directly by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, otherwise than with the prior written consent of Neon, unless pursuant to a registration pursuant to the Registration Rights Agreement.  The foregoing restriction is expressly agreed to preclude the holder of the Neon Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Neon Securities during the Lock-Up Period even if such Neon Securities would be disposed of by someone other than such Merging Shareholder or Principal.  Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Neon Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Neon Securities. Furthermore, each Merging Shareholder and Principal hereby agrees and consents to the entry of stop transfer instructions with Neon’s transfer agent against the transfer of the Neon Securities held by the undersigned except in compliance with this Lock-Up Agreement.

Section 10.14                     English Language.

The parties to this Agreement have agreed that this Agreement as well as any document or instrument relating to it be drawn up in English only but without prejudice to any such document or instrument which may from time to time be drawn up in French only or in both French and English.  Les parties aux présentes ont convenu que la présente Convention ainsi que tous autres actes ou documents s’y rattachant soient rédigés en anglais seulement mais sans préjudice à tous tels actes ou documents qui pourraient à l’occasion être rédigés en français seulement ou à la fois en anglais et en français.

Section 10.15                     Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

NEON SYSTEMS, INC.

By:
Name:
Title:

NEON SYSTEMS CANADA INC.

By:
Name:
Title:

NEON SYSTEMS QUÉBEC INC.

By:
Name:
Title:

INNERACCESS TECHNOLOGIES INC.

By:
Name:
Title:

GESTIONS RENÉ CAUCHON INC.

By:
Name:
Title:

9141-9531 QUÉBEC INC.

By:
Name:
Title:

9095-7747 QUÉBEC INC.

By:
Name:
Title:

PRINCIPALS

René Cauchon

Robert Dinan

Jean-Daniel Bégin

Guy Fortin

2

SCHEDULE 1.1(A)
INNERACCESS SHAREHOLDERS

SCHEDULE 1.1(B)
INNERACCESS WARRANTS

SCHEDULE 1.1(C)
REDEEMABLE PREFERRED SHARES

SCHEDULE 2.1(1)(h)
FORM OF VOTING AGREEMENT

SCHEDULE 3.35
FORM OF REPRESENTATION AND WARRANTY LETTER

SCHEDULE 5.11
FORM OF DOCUMENT REGARDING RESTRICTIVE LEGEND

SCHEDULE 6.10
FORM OF REGISTRATION RIGHTS AGREEMENT

SCHEDULE 6.11
FORM OF EMPLOYMENT AGREEMENT

SCHEDULE 7.5
FORM OF RESIGNATION AND RELEASE